                                                                   EXHIBIT 99.01

THE COMPANY

Citigroup Inc. (Citigroup and, together with its subsidiaries, the Company) is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with 192 million customer accounts in over 100 countries and territories. Citigroup was incorporated in 1998 under the laws of the State of Delaware.

     The Company's activities are conducted through Global Consumer, Global Corporate and Investment Bank (GCIB), Global Investment Management, and Proprietary Investment Activities.

     The Company is a bank-holding company within the meaning of the U.S. Bank Holding Company Act of 1956 (BHC Act) registered with, and subject to examination by, the Federal Reserve Board (FRB). Certain of the Company's subsidiaries are subject to supervision and examination by their respective federal and state authorities.

     At December 31, 2001, the Company had approximately 145,000 full-time and 4,000 part-time employees in the United States and approximately 123,000 employees outside of the United States.

     The periodic reports of Citicorp, Salomon Smith Barney Holdings Inc., The Student Loan Corporation (STU), The Travelers Insurance Company (TIC), and Travelers Life and Annuity Company (TLAC), subsidiaries of the Company that make filings pursuant to the Securities Exchange Act of 1934, as amended (the Exchange Act), provide additional business and financial information concerning those companies and their consolidated subsidiaries.

     The principal executive offices of the Company are located at 399 Park Avenue, New York, New York 10043, telephone number 212-559-1000. Additional information is available on the Company's web site at (http://www.citigroup.com).

GLOBAL CONSUMER

     GLOBAL CONSUMER delivers a wide array of banking, lending, insurance and investment services through a network of local branches, offices and electronic delivery systems, including ATMs, ALMs (Automated Lending Machines) and the World Wide Web. The Global Consumer businesses serve individual consumers as well as small proprietorships. Global Consumer includes CARDS, CONSUMER FINANCE and RETAIL BANKING.

     CARDS provides MasterCard, VISA and private label credit and charge cards. North America Cards includes the operations of Citi Cards, the company's primary brand in North America, as well as Diners Club N.A. and Mexico Cards. International Cards provides credit and charge cards to customers in Western Europe, Japan, Asia, CEEMEA, and Latin America.

     CONSUMER FINANCE provides community-based lending services through branch networks, regional sales offices and cross-selling initiatives with other Citigroup businesses. The business of CitiFinancial is included in North America Consumer Finance. As of December 31, 2001, North America Consumer Finance maintained 2,413 offices, including 2,221 CitiFinancial offices in the U.S. and Canada, while International Consumer Finance maintained 1,150 offices, including 877 in Japan. CONSUMER FINANCE offers real estate-secured loans, unsecured and partially secured personal loans, auto loans and loans to finance consumer goods purchases. In addition, CitiFinancial, through certain subsidiaries and third parties, makes available various credit-related and other insurance products to its U.S. Consumer Finance customers.

     RETAIL BANKING provides banking, lending, investment and insurance services to customers through retail branches and electronic delivery systems. In North America, RETAIL BANKING includes the operations of Citibanking North America, Consumer Assets, Primerica Financial Services (Primerica) and Mexico Retail Banking. Citibanking North America delivers banking, lending, investment and insurance services through 460 branches in the U.S. and Puerto Rico and through Citibank Online, an Internet banking site on the World Wide Web. The Consumer Assets business originates and services mortgages and student loans for customers across the U.S. The business operations of Primerica involve the sale, mainly in North America, of life insurance and other products manufactured by its affiliates, including Smith Barney mutual funds, CitiFinancial mortgages and personal loans and the products of LIFE INSURANCE AND ANNUITIES. The Primerica sales force is composed of over 100,000 independent representatives. Mexico Retail Banking consists of the branch banking operations of Banamex. International Retail Banking provides full-service banking and investment services in Western Europe, Japan, Asia, CEEMEA and Latin America.

GLOBAL CORPORATE AND INVESTMENT BANK

     THE GLOBAL CORPORATE AND INVESTMENT BANK provides corporations, governments, institutions and investors in over 100 countries and territories with a broad range of financial products and services, including investment advice, financial planning and retail brokerage services, as well as banking and financial services. The Global Corporate and Investment Bank includes CAPITAL MARKETS AND BANKING, PRIVATE CLIENT and TRANSACTION SERVICES.

     CAPITAL MARKETS AND BANKING offers a wide array of investment banking and commercial banking services and products, including the underwriting and distribution of fixed income and equity securities for U.S. and multinational corporations and for state, local and other governmental and government-sponsored authorities. In addition, CAPITAL MARKETS AND BANKING also provides capital raising, advisory, research and other brokerage services to its customers, acts as a market-maker and executes securities and commodities futures brokerage transactions on all major U.S. and international exchanges on behalf of customers and for its own account. CAPITAL MARKETS AND BANKING is a major participant in foreign exchange and in the over-the-counter (OTC) market for derivative instruments involving a wide range of products, including interest rate, equity and currency swaps, caps and floors, options, warrants and other derivative products. It also creates and sells various types of structured securities. CAPITAL MARKETS AND BANKING also provides loans, leasing and equipment finance. The primary businesses in CAPITAL MARKETS AND BANKING include Fixed Income, Equities, Investment Banking, Sales & Trading (which mainly operates in Asia, Latin America, CEEMEA and Mexico), CitiCapital and Lending.

     PRIVATE CLIENT provides investment advice, financial planning and brokerage services to affluent individuals, small and mid-size companies, non-profits and large corporations by leveraging a network of more than 12,800 Smith Barney Financial Consultants in more than 500 offices worldwide. A significant portion of PRIVATE CLIENT's revenue is generated from the commissions earned as a broker for its clients in the purchase and sale of securities. PRIVATE CLIENT generates additional revenue by financing customers' securities transactions through secured margin lending. PRIVATE CLIENT also receives commissions and other sales and service revenues through the sale of proprietary mutual funds and third-party mutual funds.

     TRANSACTION SERVICES is composed of e-Business and Global Securities Services (GSS). e-Business provides comprehensive cash management, trade finance and e-commerce services for corporations and financial institutions worldwide. GSS provides custody services to investors such as insurance companies and pension funds, clearing services to intermediaries such as broker/dealers and depository and agency and trust services to multinational corporations and governments globally.

GLOBAL INVESTMENT MANAGEMENT

     GLOBAL INVESTMENT MANAGEMENT offers a broad range of life insurance, annuity, asset management and personalized wealth management products and services distributed to institutional, high net worth and retail clients. Global Investment Management includes LIFE INSURANCE AND ANNUITIES, PRIVATE BANK, and ASSET MANAGEMENT.

     LIFE INSURANCE AND ANNUITIES includes Travelers Life and Annuity (TLA) and International Insurance Manufacturing. These businesses offer individual annuity, group annuity, individual life insurance and corporate owned life insurance (COLI) products. The individual products include fixed and variable deferred annuities, payout annuities, and term and universal life insurance. These products are primarily distributed through Citigroup's businesses, a nationwide network of independent agents and unaffiliated broker dealers. The COLI product is a variable universal life product distributed through independent specialty brokers. The group annuity products offered include institutional pension products, including guaranteed investment contracts, payout annuities, structured finance, and group annuities to U.S. employer-sponsored retirement and savings plans through direct sales and various intermediaries. The International Insurance Manufacturing business primarily has operations in Western Europe, Latin America, Mexico and Asia.

     PRIVATE BANK provides personalized wealth management services for high net worth clients through 90 offices in 29 countries and territories, generating fee and interest income from investment funds management and customer trading activity, trust and fiduciary services, custody services, and traditional banking and lending activities. Through its Private Bankers and Product Specialists, PRIVATE BANK leverages its extensive experience with clients' needs and its access to Citigroup to provide clients with comprehensive investment and banking services.

     ASSET MANAGEMENT includes the businesses of Citigroup Asset Management, Citigroup Alternative Investments, Banamex asset management and retirement services and Citigroup's other retirement services businesses in North America and Latin America. Clients include private and public retirement plans, endowments, foundations, banks, central banks, insurance companies, other corporations, government agencies and high net worth and other individuals. Client relationships may be introduced through the cross marketing and distribution channels within Citigroup, through ASSET MANAGEMENT's own sales force or through independent sources.

PROPRIETARY INVESTMENT ACTIVITIES

     PROPRIETARY INVESTMENT ACTIVITIES comprises Citigroup's venture capital activities, realized investment gains (losses) from sales or write-downs of certain insurance-related investments, results from certain proprietary investments, the results of certain investments in countries that refinanced debt under the 1989 Brady Plan or plans of a similar nature, and, since August 2001, the Banamex investment portfolio.

CORPORATE/OTHER

     CORPORATE/OTHER includes net corporate treasury results, corporate expenses, certain intersegment eliminations, Internet-related development activities, and taxes not allocated to the individual businesses.

2
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CITIGROUP INC. AND SUBSIDIARIES

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS       2001(1)         2000(1)          1999(1)          1998(1)         1997(1)
----------------------------------------------------------------------------------------------------------------------------------
REVENUES, NET OF INTEREST EXPENSE(2)                 $    67,367      $    63,572     $    54,809      $    44,964     $    43,467
Operating expenses                                        36,528           35,809          31,049           28,852          26,958
Benefits, claims and credit losses(2)                     10,320            8,466           7,513            6,841           5,971
                                                     -----------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES,
   MINORITY INTEREST AND CUMULATIVE EFFECT OF
   ACCOUNTING CHANGES                                     20,519           19,297          16,247            9,271          10,538
Income taxes                                               7,203            7,027           6,027            3,420           3,890
Minority interest, net of income taxes                        87               39              27                5               -
                                                     -----------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                         13,229           12,231          10,193            5,846           6,648
INCOME FROM DISCONTINUED OPERATIONS(3)                     1,055            1,288           1,177            1,104           1,034
CUMULATIVE EFFECT OF ACCOUNTING CHANGES(4)                  (158)               -            (127)               -               -
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                           $    14,126      $    13,519     $    11,243      $     6,950     $     7,682
==================================================================================================================================
EARNINGS PER SHARE(5)
 BASIC EARNINGS PER SHARE:
Income from continuing operations                    $      2.61      $      2.43     $      2.02      $      1.13     $      1.27
Net income                                                  2.79             2.69            2.23             1.35            1.48
DILUTED EARNINGS PER SHARE:
Income from continuing operations                           2.55             2.37            1.96             1.10            1.23
Net income                                                  2.72             2.62            2.17             1.31            1.42
Dividends declared per common share(5)(6)            $     0.600      $     0.520     $     0.405      $     0.277     $     0.200
==================================================================================================================================
AT DECEMBER 31,
 Total assets                                        $ 1,051,450      $   902,210     $   795,584      $   740,336     $   755,167
 Total deposits                                          374,525          300,586         261,573          229,413         199,867
 Long-term debt                                          121,631          111,778          88,481           86,250          75,605
 Mandatorily redeemable securities of subsidiary
   trusts                                                  7,125            4,920           4,920            4,320           2,995
 Redeemable preferred stock                                    -                -               -              140             280
 Common stockholders' equity                              79,722           64,461          56,395           48,761          44,610
 Total stockholders' equity                               81,247           66,206          58,290           51,035          47,956
==================================================================================================================================
 Ratio of earnings to fixed charges
   and preferred stock dividends                            1.63x            1.52x           1.55x            1.29x           1.36x
 Return on average common stockholders' equity(7)           19.7%            22.4%           21.5%            14.4%           17.5%
 Common stockholders' equity to assets                      7.58%            7.14%           7.09%            6.59%           5.91%
 Total stockholders' equity to assets                       7.73%            7.34%           7.33%            6.89%           6.35%
==================================================================================================================================

(1)  Reclassified to conform to the 2002 presentation.
(2) Revenues, Net of Interest Expense, and Benefits, Claims, and Credit Losses in the table above are disclosed on an owned basis (under Generally Accepted Accounting Principles (GAAP)). If this table were prepared on a managed basis, which includes certain effects of securitization activities including receivables held for securitization and receivables sold with servicing retained, there would be no impact to net income, but revenues, net of interest expense, and benefits, claims, and credit losses would have been increased by $3.568 billion, $2.459 billion, $2.707 billion, $2.364 billion and $1.734 billion in 2001, 2000, 1999, 1998 and 1997, respectively. Although a managed basis presentation is not in conformity with GAAP, it provides a representation of the volumes in the credit card business.
(3) On August 20, 2002, Citigroup completed the distribution to its stockholders of a majority portion of its remaining ownership interest in Travelers Property Casualty (TPC). Following the distribution, Citigroup began accounting for TPC as discontinued operations.
(4) Accounting changes in 2001 include the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended (SFAS 133) of ($42) million and Emerging Issues Task Force (EITF) Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" (EITF 99-20) of ($116) million. Accounting changes in 1999 include the adoption of Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" of ($135) million; SOP 98-7, "Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk" of $23 million; and SOP 98-5, "Reporting on the Costs of Start-Up Activities" of ($15) million.
(5)  All amounts have been adjusted to reflect stock splits.
(6) Amounts prior to 1999 represent Travelers' historical dividends per common share.
(7) The return on average common stockholders' equity is calculated using net income after deducting preferred stock dividends.

CITIGROUP INC. AND SUBSIDIARIES


RESULTS OF OPERATIONS

DISCONTINUED OPERATIONS

Travelers Property Casualty Corp. (TPC) (an indirect wholly-owned subsidiary of Citigroup on December 31, 2001) sold 231 million shares of its class A common stock representing approximately 23.1% of its outstanding equity securities in an initial public offering (the IPO) on March 27, 2002. Citigroup recognized an after-tax gain of $1.061 billion in the 2002 first quarter as a result of the IPO. The after-tax gain was increased by $97 million in the 2002 third quarter due to the receipt of a private letter ruling from the Internal Revenue Service and the resolution of certain tax matters related to the IPO. In connection with the IPO, Citigroup entered into an agreement with TPC that provides that, in any fiscal year in which TPC records asbestos-related income statement charges in excess of $150 million, net of any reinsurance, Citigroup will pay to TPC the amount of any such excess up to a cumulative aggregate of $800 million, reduced by the tax effect of the highest applicable federal income tax rate. A portion of the gross IPO gain was deferred to offset any payments arising in connection with this agreement. On October 16, 2002, notice was given that $159 million will be payable in the 2002 fourth quarter, pursuant to this agreement.

     On August 20, 2002, Citigroup completed the distribution to its stockholders of a majority portion of its remaining ownership interest in TPC (the distribution). This non-cash distribution was tax-free to Citigroup, its stockholders and TPC. The distribution was treated as a dividend to stockholders for accounting purposes that reduced Citigroup's Additional Paid-In Capital by approximately $6.9 billion. Following the distribution, Citigroup remains a holder of approximately 9.9% of TPC's outstanding equity securities which will be carried at fair value in the Proprietary Investment Activities segment and classified as available-for-sale within Investments on the Consolidated Statement of Financial Position.

     Following the August 20, 2002 distribution, the results of TPC are reported in the Company's Statements of Income and Cash Flows separately as discontinued operations. In accordance with generally accepted accounting principles (GAAP), the Statement of Consolidated Financial Position has not been restated. TPC represented the primary vehicle by which Citigroup engaged in the property and casualty insurance business.

     TPC primarily includes the results of its Personal Lines and Commercial Lines businesses. The Personal Lines business of TPC primarily provides coverage on personal automobile and homeowners insurance sold to individuals, which are distributed through approximately 7,600 independent agencies located throughout the United States. TPC's Commercial Lines business offers a broad array of property and casualty insurance and insurance-related services, which it distributes through approximately 6,300 brokers and independent agencies located throughout the United States. TPC is the third largest writer of commercial lines insurance in the U.S. based on 2001 direct written premiums published by A.M. Best Company.

BUSINESS FOCUS

The following tables show the net income (loss) for Citigroup's businesses both on a Product View and on a Regional View:

CITIGROUP NET INCOME -- PRODUCT VIEW

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
------------------------------------------------------------------------
GLOBAL CONSUMER

   CARDS                                 $  2,536    $  2,179    $  1,664
   CONSUMER FINANCE                         1,905       1,365       1,184
   RETAIL BANKING                           2,508       1,957       1,659
   Other                                     (113)        (91)         18
                                         --------------------------------
   TOTAL GLOBAL CONSUMER                    6,836       5,410       4,525
                                         --------------------------------

GLOBAL CORPORATE AND INVESTMENT BANK

   CAPITAL MARKETS AND BANKING              3,887       3,567       3,334
   PRIVATE CLIENT                             767       1,068         914
   TRANSACTION SERVICES                       407         465         173
   Other                                       52         (29)         33
                                         --------------------------------
   TOTAL GLOBAL CORPORATE
     AND INVESTMENT  BANK                   5,113       5,071       4,454
                                         --------------------------------

 GLOBAL INVESTMENT MANAGEMENT

   LIFE INSURANCE AND ANNUITIES               836         794         635
   PRIVATE BANK                               368         317         270
   ASSET MANAGEMENT                           392         349         338
                                         --------------------------------
   TOTAL GLOBAL INVESTMENT MANAGEMENT       1,596       1,460       1,243
                                         --------------------------------

 PROPRIETARY INVESTMENT ACTIVITIES(2)         318       1,340         583

 CORPORATE/OTHER                             (634)     (1,050)       (612)

INCOME FROM CONTINUING OPERATIONS          13,229      12,231      10,193
INCOME FROM DISCONTINUED OPERATIONS(3)      1,055       1,288       1,177
CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES(4)                      (158)          -        (127)
                                         --------------------------------
TOTAL NET INCOME                         $ 14,126    $ 13,519    $ 11,243
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.
(2) Includes Realized Insurance Investment Portfolio Gains (Losses) primarily from the LIFE INSURANCE AND ANNUITIES and Primerica businesses.
(3) On August 20, 2002, Citigroup completed the distribution to its stockholders of a majority portion of its remaining ownership interest in TPC. Following the distribution, Citigroup began accounting for TPC as discontinued operations.
(4) Accounting changes in 2001 include the adoption of SFAS No. 133 of ($42) million and EITF Issue No. 99-20 of ($116) million. Accounting changes in 1999 include the adoption of SOP 97-3 of ($135) million, SOP 98-7 of $23 million and SOP 98-5 of ($15) million.

BUSINESS FOCUS

CITIGROUP NET INCOME -- REGIONAL VIEW(1)

IN MILLIONS OF DOLLARS                   2001(2)     2000(2)     1999(2)
-------------------------------------------------------------------------
NORTH AMERICA (EXCLUDING MEXICO)
   Consumer                              $  4,562    $  3,571    $  3,236
   Corporate                                2,746       2,464       2,667
   Investment Management                    1,313       1,255       1,075
                                         --------------------------------
     TOTAL NORTH AMERICA
       (EXCLUDING MEXICO)                   8,621       7,290       6,978
                                         --------------------------------

MEXICO(3)
   Consumer                                   119         (60)         27
   Corporate                                  101          96          57
   Investment Management                       73          27          13
                                         --------------------------------
     TOTAL MEXICO                             293          63          97
                                         --------------------------------

WESTERN EUROPE
   Consumer                                   446         369         305
   Corporate                                  509         697         443
   Investment Management                        4         (21)          6
                                         --------------------------------
     TOTAL WESTERN EUROPE                     959       1,045         754
                                         --------------------------------

JAPAN
   Consumer                                   957         746         494
   Corporate                                   97         348         130
   Investment Management                       33          17          23
                                         --------------------------------
     TOTAL JAPAN                            1,087       1,111         647
                                         --------------------------------

ASIA (EXCLUDING JAPAN)
   Consumer                                   605         530         324
   Corporate                                  617         547         427
   Investment Management                       79          53          33
                                         --------------------------------
     TOTAL ASIA                             1,301       1,130         784
                                         --------------------------------

LATIN AMERICA
   Consumer                                    64         209         126
   Corporate                                  542         524         489
   Investment Management                       63          94          70
                                         --------------------------------
     TOTAL LATIN AMERICA                      669         827         685
                                         --------------------------------

CENTRAL & EASTERN EUROPE,
  MIDDLE EAST & AFRICA
   Consumer                                    83          45          13
   Corporate                                  501         395         241
   Investment Management                       31          35          23
                                         --------------------------------
     TOTAL CENTRAL & EASTERN EUROPE,
       MIDDLE EAST & AFRICA                   615         475         277
                                         --------------------------------
PROPRIETARY INVESTMENT ACTIVITIES             318       1,340         583

 CORPORATE /OTHER(4)                         (634)     (1,050)       (612)

INCOME FROM CONTINUING OPERATIONS          13,229      12,231      10,193
INCOME FROM DISCONTINUED OPERATIONS(5)      1,055       1,288       1,177
CUMULATIVE EFFECT OF ACCOUNTING
  CHANGES                                    (158)          -        (127)
                                         --------------------------------
TOTAL NET INCOME                         $ 14,126    $ 13,519    $ 11,243
=========================================================================

(1) Proprietary Investment Activities is centrally managed and not allocated to any region.
(2)  Reclassified to conform to the 2002 presentation.
(3) Mexico's results include the operations of Banamex from August 2001 forward.
(4) Operations of Corporate/Other are not allocated to any region; however, they are primarily concentrated within North America (excluding Mexico).
(5) On August 20, 2002, Citigroup completed the distribution to its stockholders of a majority portion of its remaining ownership interest in TPC. Following the distribution, Citigroup began accounting for TPC as discontinued operations.

INCOME AND EARNINGS PER SHARE

     Citigroup reported 2001 net income of $14.126 billion or $2.72 per diluted share, both up 4% from $13.519 billion or $2.62 per diluted share in 2000. Net income in 2001 includes $282 million in after-tax restructuring- and merger-related items and $158 million in after-tax charges reflecting the cumulative effect of adopting SFAS 133 and EITF 99-20. Net income in 2000 includes $509 million in after-tax restructuring- and merger-related items. Net income of $11.243 billion or $2.17 per diluted share in 1999 includes a release of $25 million after-tax in restructuring-related items and an after-tax charge of $127 million reflecting the cumulative effect of adopting several new accounting standards. Return on common equity was 19.7% in 2001 compared to 22.4% for 2000 and 21.5% for 1999.

     Income from continuing operations for 2001 of $13.229 billion or $2.55 per diluted share were both up 8% from $12.231 billion or $2.37 per diluted share in 2000, and income from continuing operations in 1999 was $10.193 billion or $1.96 per diluted share.

     Global Consumer net income increased $1.4 billion or 26% in 2001 led by increases of $357 million or 16% in CARDS, $540 million or 40% in CONSUMER FINANCE, and $551 million or 28% in RETAIL BANKING. GCIB increased $42 million or 1% in 2001 reflecting increases in CAPITAL MARKETS AND BANKING and Other Corporate, partially offset by decreases in PRIVATE CLIENT and TRANSACTION SERVICES. Global Investment Management improved $136 million or 9% in 2001, while Proprietary Investment Activities decreased $1.0 billion, primarily due to lower venture capital results.

     Net income growth of $2.3 billion or 20% in 2000 was led by Global Consumer which improved $885 million or 20% from 1999, GCIB which increased $617 million or 14%, Global Investment Management which improved $217 million or 17%, and Proprietary Investment Activities which was up $757 million.

REVENUES, NET OF INTEREST EXPENSE

     Revenues, net of interest expense of $67.4 billion in 2001 were up $3.8 billion or 6% from 2000. Revenues in 2000 were up $8.8 billion or 16% from 1999. Global Consumer revenues in 2001 were up $4.0 billion or 14% from 2000 to $32.4 billion, including increases of $1.6 billion or 16% in RETAIL BANKING, $1.4 billion or 13% in CARDS and $1.1 billion or 15% in CONSUMER FINANCE. Global Consumer revenues in 2000 increased $2.8 billion or 11% from 1999 to $28.3 billion, led by CARDS, up $1.6 billion or 17%, and the CONSUMER FINANCE businesses, up $1.1 billion or 17%.

     GCIB revenues of $26.7 billion in 2001 were up $504 million or 2% from 2000, led by increases of $1.3 billion or 8% in CAPITAL MARKETS AND BANKING and $89 million or 3% in TRANSACTION SERVICES, partially offset by a decline in PRIVATE CLIENT. In 2000, GCIB revenues of $26.2 billion were up $4.2 billion or 19% from 1999 reflecting increases in CAPITAL MARKETS AND BANKING of $2.7 billion or 20%, PRIVATE CLIENT of $977 million or 16% and TRANSACTION SERVICES of $537 million or 19%.

     Global Investment Management revenues increased $676 million or 9% in 2001, and $1.2 billion or 19% in 2000 reflecting continued growth in assets under management and business volumes for both years and the impact of acquisitions in 2000.

SELECTED REVENUE ITEMS

     Net interest revenue as calculated from the Consolidated Statement of Income was $32.7 billion in 2001, up $6.4 billion or 24% from 2000, which was up $1.9 billion or 8% from 1999 reflecting business volume growth in most markets and the impact of acquisitions.

     Total commissions, asset management and administration fees, and other fee revenues of $21.0 billion were down $331 million or 2% in 2001 primarily reflecting decreases in over-the-counter securities and mutual fund commissions due to depressed market conditions, partially offset by the impact of acquisitions. Insurance premiums of $3.5 billion in 2001 were up $214 million or 7% from year-ago levels and down $231 million or 7% in 2000.

     Principal transactions revenues decreased in 2001 to $5.5 billion, from $6.0 billion in 2000 and $5.2 billion in 1999 reflecting results in GCIB. Realized gains from sales of investments of $237 million in 2001 were down from $760 million in 2000, but were up from $429 million in 1999. The increase in 2000 resulted from gains on the exchange of certain Latin American bonds, partially offset by losses in insurance-related investments. Other revenue of $4.5 billion in 2001 decreased $1.5 billion from 2000, which was up $1.9 billion from 1999. The 2001 decrease primarily reflected venture capital activity.

OPERATING EXPENSES

     Operating expenses, which include restructuring- and merger-related items, grew $719 million or 2% to $36.5 billion in 2001, and increased $4.8 billion or 15% from 1999 to 2000.

     GCIB expenses were essentially flat to 2000 as the increases in CAPITAL MARKETS AND BANKING and TRANSACTION SERVICES, as a result of acquisitions, and other volume-related increases, was offset by a decrease in PRIVATE CLIENT as a result of lower compensation and benefits and the impact of expense control initiatives. Expenses increased in Global Consumer by 6% in 2001 and 9% in 2000 reflecting higher business volumes including acquisitions, partially offset in 2001 by savings resulting from the integration of Associates. Global Investment Management expenses increased 5% in 2001 and 21% in 2000, driven by acquisitions in 2001 and investments in sales and marketing activities, technology, and product development in both years.

HOUSING FINANCE UNIT CHARGE

     Included in other operating expenses for 2000 is a $71 million (after-tax) charge associated with the discontinuation of the loan origination operations of the Associates Housing Finance unit.

BENEFITS, CLAIMS AND CREDIT LOSSES

     Benefits, claims and credit losses were $10.3 billion in 2001, up $1.9 billion or 22% from 2000, which was up $953 million or 13% from 1999. Policyholder benefits and claims increased 13% to $3.5 billion in 2001 and 14% to $3.1 billion in 2000 primarily as a result of increased volume in LIFE INSURANCE AND ANNUITIES. The provision for credit losses increased 27% to $6.8 billion in 2001 and 12% to $5.3 billion in 2000.

     Global Consumer provision for benefits, claims and credit losses of $6.1 billion were up 20% in 2001 and 7% in 2000. Net credit losses in 2001 were $5.4 billion and the related loss ratio was 2.31% compared with $4.4 billion and 2.11% in 2000 and $4.1 billion and 2.24% in 1999. The consumer loan delinquency ratio (90 days or more past due) was 2.75% at the end of 2001, up from 1.83% and 2.09% at the end of 2000 and 1999.

     GCIB benefits, claims and credit losses increased to $1.5 billion from $947 million in 2000, which was up from $542 million in 1999, resulting from increases in CAPITAL MARKETS AND BANKING of $452 million offset by a decrease in TRANSACTION SERVICES of $47 million.

     Corporate cash-basis loans at December 31, 2001 and 2000 were $3.5 billion and $2.0 billion, respectively. The increase in cash-basis loans was primarily related to the acquisition of Banamex, the transportation portfolio, and increases attributable to borrowers in the retail, telecommunication, energy and utility industries.

CAPITAL

     Total capital (Tier 1 and Tier 2) was $75.8 billion or 10.92% of risk-adjusted assets, and Tier 1 capital was $58.4 billion or 8.42% at December 31, 2001, compared to $73.0 billion or 11.23% and $54.5 billion or 8.38% at December 31, 2000.

The Net Income line in the following business segments and operating unit discussions excludes the cumulative effect of accounting changes and income from discontinued operations. The cumulative effect of accounting changes and income from discontinued operations is disclosed within the Corporate/Other business segment.

GLOBAL CONSUMER

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 REVENUES,  NET OF INTEREST EXPENSE      $ 32,365    $ 28,319    $ 25,477
 Operating expenses                        15,558      14,737      13,504
 Provisions for benefits,
   claims, and credit losses                6,096       5,063       4,720
                                         --------------------------------
 INCOME BEFORE TAXES
  AND MINORITY INTEREST                    10,711       8,519       7,253
 Income taxes                               3,848       3,090       2,709
 Minority interest, after-tax                  27          19          19
                                         --------------------------------
 NET INCOME                              $  6,836    $  5,410    $  4,525
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

     GLOBAL CONSUMER -- which provides banking, lending, including credit and charge cards, investment and personal insurance products and services to customers around the world -- reported net income of $6.836 billion in 2001, up $1.426 billion or 26% from 2000, which, in turn, increased $885 million or 20% from 1999, driven by double digit growth in CONSUMER FINANCE, RETAIL BANKING and CARDS. CONSUMER FINANCE net income increased $540 million or 40% in 2001 mainly reflecting revenue growth and expense savings in North America and higher business volumes and the impact of acquisitions in Japan. CONSUMER FINANCE net income increased $181 million or 15% in 2000 reflecting growth in the international markets. RETAIL BANKING net income increased $551 million or 28% in 2001 primarily reflecting revenue growth in North America including the acquisitions of Banamex and European American Bank. RETAIL BANKING net income increased $298 million or 18% in 2000 primarily due to revenue growth and lower net credit losses. CARDS net income increased $357 million or 16% in 2001 mainly reflecting growth in Citi Cards and the acquisition of Banamex. CARDS net income increased $515 million or 31% in 2000 marked by strong performances in all regions.

     Global Consumer net income included restructuring-related charges of $127 million ($198 million pretax) in 2001, $144 million ($223 million pretax) in 2000, and $78 million ($120 million pretax) in 1999.

     The table below shows net income by region for Global Consumer.

GLOBAL CONSUMER NET INCOME -- REGIONAL VIEW

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 North America (excluding Mexico)        $  4,562    $  3,571    $  3,236
 Mexico                                       119         (60)         27
 Western Europe                               446         369         305
 Japan                                        957         746         494
 Asia (excluding Japan)                       605         530         324
 Latin America                                 64         209         126
 Central & Eastern Europe,
    Middle East & Africa                       83          45          13
                                         --------------------------------
 TOTAL NET INCOME                        $  6,836    $  5,410    $  4,525
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

CARDS

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 REVENUES, NET OF INTEREST EXPENSE       $ 12,054    $ 10,703    $  9,119
 Operating expenses                         5,499       5,343       4,721
 Provision for credit losses                2,596       1,951       1,755
                                         --------------------------------
 INCOME BEFORE TAXES                        3,959       3,409       2,643
 Income taxes                               1,423       1,230         979
                                         --------------------------------
 NET INCOME                              $  2,536    $  2,179    $  1,664
=========================================================================
 Average assets (IN BILLIONS OF
   DOLLARS)                                    60          57          45
 Return on assets                            4.23%       3.82%       3.70%
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

     CARDS - which includes bankcards, private-label cards and charge cards - reported net income of $2.536 billion in 2001, up $357 million or 16% from 2000, driven by growth in Citi Cards, prior-year restructuring-related items and the acquisition of Banamex in August 2001, partially offset by declines resulting from economic conditions in Argentina. Net income in 2000 was up $515 million or 31%, led by growth in Citi Cards, Asia and Latin America, which experienced increased earnings in Credicard, a 33%-owned Brazilian Card affiliate.

     As shown in the following table, average managed loans grew 10% in 2001, mainly reflecting growth in Citi Cards and Mexico, which included the effect of the Banamex acquisition. In the international markets, receivable growth in Asia was partially offset by credit risk management initiatives and the negative impact of foreign currency translation in Latin America and the prior-year sale of Diners Club franchises in Western Europe. Sales were unchanged in 2001 as the negative impact of the events of September 11th and the sale of Diners Club franchises in Western Europe were partially offset by the addition of Banamex. Increases in 2000 were mainly due to portfolio acquisitions in Citi Cards.

IN BILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 SALES
   North America                         $  233.2    $  231.4    $  200.4
   International                             32.4        34.2        33.4
                                         --------------------------------
 TOTAL SALES                             $  265.6    $  265.6    $  233.8

 AVERAGE MANAGED LOANS
   North America                         $  104.6    $   94.0    $   81.7
   International                             10.0         9.8         8.7
                                         --------------------------------
 TOTAL AVERAGE MANAGED LOANS             $  114.6    $  103.8    $   90.4
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

     Revenues, net of interest expense, of $12.054 billion in 2001 increased $1.351 billion or 13% from 2000, primarily reflecting spread improvement due to lower cost of funds and repricing actions, combined with the benefit of receivable growth and the acquisition of Banamex. These increases were partially offset by estimated translation losses of $111 million associated with the re-denomination of certain consumer loans in Argentina as well as the impact of the Diners Club sale in Western Europe. Revenues of $10.703 billion in 2000 increased $1.584 billion or 17% from 1999 primarily reflecting the benefit of receivable growth and higher interchange fee revenues in Citi Cards combined with the impact of the Diners Club acquisition in Japan.

     Operating expenses of $5.499 billion in 2001 increased $156 million or 3% from 2000 as volume-related increases and the addition of Banamex were partially offset by disciplined expense management across all regions and the Diners Club sale in Western Europe. Operating expenses in 2001 included net restructuring-related charges of $16 million ($11 million after-tax), including a charge related to the acquisition of Banamex that was partially offset by a release in Citi Cards resulting from changes in estimates, compared to restructuring-related charges of $96 million ($60 million after-tax) in 2000, mainly reflecting actions in Citi Cards. In 2000, operating expenses of $5.343 billion grew $622 million or 13% from 1999, primarily due to increases in Citi Cards, related to acquisitions, increased target-marketing efforts and restructuring-related charges, and in Japan, resulting from the acquisition of Diners Club.

     The provision for credit losses in 2001 was $2.596 billion compared to $1.951 billion in 2000 and $1.755 billion in 1999. Net credit losses in 2001 were $2.596 billion with a related loss ratio of 5.63%, compared to $1.956 billion and 4.32% in 2000 and $1.709 billion and 4.65% in 1999. The increase in the net credit loss ratio in 2001 primarily reflected increases in Citi Cards which reflect current U.S. economic conditions including a rise in bankruptcy filings. Loans delinquent 90 days or more were $1.006 billion or 2.10% of loans at December 31, 2001, compared to $569 million or 1.15% at December 31, 2000 and $623 million or 1.61% at December 31, 1999.

     The securitization of credit card receivables is limited to the Citi Cards business within North America. At December 31, 2001, securitized credit card receivables were $67.0 billion, compared to $57.2 billion at December 31, 2000 and $55.6 billion at December 31, 1999. Credit card receivables held-for-sale were $6.5 billion at December 31, 2001, compared to $8.1 billion and $2.1 billion at December 31, 2000 and 1999, respectively. Because securitization changes Citigroup's role from that of a lender to that of a loan servicer, it removes the receivables from Citigroup's balance sheet and affects the manner in which revenue and the provision for credit losses are classified in the income statement. For securitized receivables and receivables held-for-sale, amounts that would otherwise be reported as net interest revenue, fee and commission revenue, and credit losses on loans are instead reported as fee and commission revenue (for servicing fees) and other revenue (for the remaining revenue, net of credit losses). Because credit losses are a component of these cash flows, revenues over the terms of these transactions may vary depending upon the credit performance of the securitized receivables. However, Citigroup's exposure to credit losses on the securitized receivables is contractually limited to the cash flows from the receivables. Including securitized receivables and receivables held-for-sale, net credit losses would have been $6.051 billion in 2001 with a related loss ratio of 5.28% compared to $4.367 billion and 4.21% in 2000 and $4.416 billion and 4.88% in 1999. Adjusting for securitization activity, loans delinquent 90 days or more would have been $2.384 billion or 1.96% at December 31, 2001, compared to $1.671 billion or 1.46% at December 31, 2000 and $1.531 billion or 1.59% at December 31, 1999.

CONSUMER FINANCE

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 REVENUES, NET OF INTEREST EXPENSE       $  8,838    $  7,704    $  6,601
 Operating expenses                         3,336       3,446       2,831
 Provisions for benefits,
   claims, and credit losses                2,499       2,127       1,880
                                         --------------------------------
 INCOME BEFORE TAXES                        3,003       2,131       1,890
 Income taxes                               1,098         766         706
                                         --------------------------------
 NET INCOME                              $  1,905    $  1,365    $  1,184
=========================================================================
 Average assets (IN BILLIONS OF
   DOLLARS)                              $     84    $     76    $     64
 Return on assets                            2.27%       1.80%       1.85%
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

     CONSUMER FINANCE - which provides community-based lending services through branch networks, regional sales offices and cross-selling initiatives with other Citigroup businesses - reported net income of $1.905 billion in 2001, up $540 million or 40% from 2000, primarily reflecting strong growth in North America and Japan. The growth in North America was primarily due to growth in receivables, efficiencies resulting from the integration of Associates and lower cost of funds. The growth in Japan mainly reflected growth in loans and the acquisition of Unimat in September 2000. Net income of $1.365 billion in 2000 grew $181 million or 15% from 1999 primarily reflecting growth in International Consumer Finance of $176 million or 42% due to increases in Japan and Western Europe, partially offset by a decline in Latin America.

     As shown in the following table, average loans grew 15% in 2001 and 16% in 2000 resulting from higher volumes from CitiFinancial locations, the cross-selling of products through Primerica and, in 2000, the impact of acquisitions in the U.S. and Japan. At December 31, 2001, the portfolio consisted of 62% real estate-secured loans, compared with 61% at December 31, 2000 and December 31, 1999.

IN BILLIONS OF DOLLARS                       2001        2000        1999
-------------------------------------------------------------------------
 AVERAGE LOANS
 Real estate-secured loans               $   44.1    $   37.8    $   32.9
 Personal                                    19.2        17.3        15.1
 Auto                                         4.6         3.7         2.0
 Sales finance and other                      3.5         3.5         3.7
                                         --------------------------------
 TOTAL AVERAGE LOANS                     $   71.4    $   62.3    $   53.7
=========================================================================

As shown in the following table, the average net interest margin of 10.86% in 2001 increased 40 basis points from 2000 as lower cost of funds was partially offset by continued growth in lower-risk real estate loans that have lower yields. In North America, the average net interest margin was 8.19% in 2001, increasing 18 basis points from the prior year as the benefit of lower cost of funds was partially offset by lower yields, both reflecting a lower interest rate environment. The average net interest margin for International Consumer Finance was 22.13% in 2001, up 47 basis points from the prior year, primarily reflecting an increase in yields that was partially offset by higher cost of funds. The average net interest margin of 10.46% in 2000 increased 8 basis points from 1999, as higher yields in International Consumer Finance were partially offset by higher cost of funds and lower yields in the U.S.

IN BILLIONS OF DOLLARS                       2001       2000        1999
-------------------------------------------------------------------------
 AVERAGE NET INTEREST MARGIN
 North America                               8.19%       8.01%       8.45%
 International                              22.13%      21.66%      20.59%
 TOTAL                                      10.86%      10.46%      10.38%
=========================================================================

     Revenues, net of interest expense, of $8.838 billion in 2001 increased $1.134 billion or 15% from 2000. The increase in revenue reflected growth of 25% in International Consumer Finance and 10% in North America. Revenue growth in North America was primarily driven by strong growth in receivables and lower cost of funds which was partially offset by lower yields, mainly due to a lower interest rate environment. In International Consumer Finance, revenue growth in Japan and Western Europe was partially offset by a decline in Latin America. Revenue growth in Japan was primarily driven by increased receivables, including the addition of Unimat, partially offset by the impact of foreign currency translation and reduced spreads. Revenue growth in Western Europe reflected higher volumes and spreads, partially offset by the effect of foreign currency translation. The decline in Latin America was primarily due to estimated translation losses of $62 million associated with the re-denomination of certain consumer loans in Argentina. Revenues of $7.704 billion in 2000 increased $1.103 billion or 17% from 1999 reflecting the benefit of receivable growth in North America and Japan, partially offset by the impact of foreign currency translation in Japan.

     Operating expenses of $3.336 billion in 2001 decreased $110 million or 3% from 2000 reflecting benefits from the integration of Associates in the U.S., as well as higher restructuring-related charges in 2000, partially offset by increased expenses in Japan resulting from costs associated with expansion efforts including the impact of acquisitions and higher business volumes. Expenses of $3.446 billion in 2000 increased $615 million or 22% from 1999 reflecting higher business volumes, including the effects of acquisitions, and restructuring-related charges. Operating expenses included restructuring-related charges of $34 million ($20 million after-tax) in 2001, $108 million ($70 million after-tax) in 2000 and $10 million ($7 million after-tax) in 1999. Restructuring-related charges were mainly due to actions in the U.S. in 2001 and 2000 and in Latin America in 1999.

     The provisions for benefits, claims, and credit losses were $2.499 billion in 2001, up from $2.127 billion in 2000 and $1.880 billion in 1999, primarily reflecting increases in the U.S. and Japan. Net credit losses and the related loss ratio were $2.213 billion and 3.10% in 2001, up from $1.845 billion and 2.96% in 2000 and $1.605 billion and 2.99% in 1999. In North America, net credit losses were $1.527 billion and the related loss ratio was 2.65% in 2001, compared to $1.339 billion and 2.61% in 2000, and $1.224 billion and 2.71% in 1999. Net credit losses in the U.S. in 2001 included losses of $76 million from sales of certain under-performing loans, which were charged against the allowance for credit losses and resulted in a 13 basis point increase to the net credit loss ratio in North America. Net credit losses in International Consumer Finance were $686 million and the related loss ratio was 5.01% in 2001, up from $506 million and 4.58% in 2000 and $381 million and 4.48% in 1999. The increases in net credit losses in 2001 and 2000 reflected increases in Japan that were primarily due to higher loan volumes, including the impact of acquisitions, and, in 2001, increased bankruptcy filings and deteriorating credit quality. Loans delinquent 90 days or more were $2.243 billion or 3.04% of loans at December 31, 2001, compared to $1.435 billion or 2.15% at December 31, 2000 and $1.131 billion or 1.94% at December 31, 1999. The increase in delinquencies in 2001 was primarily due to the alignment of credit and collection policies in the Associates real estate portfolio in the U.S. to those at CitiFinancial. Net credit losses and the related ratio may increase from 2001 as a result of continued increases in bankruptcy filings and unemployment rates in the U.S. and Japan. This is a forward-looking statement within the meaning of the Private Securities Litigation Reform Act. See "Forward-Looking Statements" on page 17.

RETAIL BANKING

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 REVENUES, NET OF INTEREST EXPENSE       $ 11,281    $  9,696    $  9,213
 Operating expenses                         6,300       5,585       5,343
 Provisions for benefits,
   claims, and credit losses                1,061         980       1,188
                                         --------------------------------
 INCOME BEFORE TAXES
   AND MINORITY INTEREST                    3,920       3,131       2,682
 Income taxes                               1,385       1,155       1,004
 Minority interest, net of tax                 27          19          19
                                         --------------------------------
 NET INCOME                              $  2,508    $  1,957    $  1,659
=========================================================================
 Average assets (IN BILLIONS OF
   DOLLARS)                              $    139    $    110    $    105
 Return on assets                            1.80%       1.78%       1.58%
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

     RETAIL BANKING -- which delivers banking, lending, investment and insurance services to customers through retail branches, electronic delivery systems and the network of Primerica independent agents -- reported net income of $2.508 billion in 2001, up $551 million or 28% from 2000. The increase in RETAIL BANKING reflected growth in both North America and International Retail Banking of $452 million or 42% and $99 million or 11%, respectively. Growth in North America was primarily due to the acquisitions of Banamex and European American Bank (EAB). Growth in International Retail Banking reflected increases in all regions except Latin America. Net income of $1.957 billion in 2000 grew $298 million or 18% from 1999, primarily reflecting a $256 million or 41% increase in International Retail Banking, which was driven by growth in Asia of $133 million or 64%.

     In July 2001, Citibanking North America completed the acquisition of EAB, a state-chartered bank that added $8.4 billion to end-of-period deposits, $4.4 billion to end-of-period loans and 78 branches at December 31, 2001. In August 2001, Citicorp completed its acquisition of Banamex. Subsequently, Citibank Mexico's banking operations merged into Banamex, with Banamex being the surviving entity. The business also successfully merged the Citibank branches onto the Banamex operating platform without customer disruption. Both acquisitions were accounted for as purchases, therefore, the results of Banamex and EAB are included in the RETAIL BANKING results from the dates of acquisition.

     As shown in the following table, RETAIL BANKING grew customer deposits and average loans in 2001. The growth in North America in 2001 primarily reflected the acquisitions of Banamex and EAB, which added $10.0 billion and $4.0 billion to average customer deposits and $0.4 billion and $2.3 billion to average loans, respectively. In addition, North America experienced customer deposit growth in Citibanking North America and average loan growth in Consumer Assets, primarily due to increased student loans and mortgage loans held for sale. The growth in International Retail Banking average loans in 2001 reflected growth in Western Europe, Japan and Asia, partially offset by a decline in Latin America which resulted from continued credit risk management initiatives and foreign currency translation effects. Average customer deposits in the international markets increased 8% in 2001 as growth in all regions was offset by a decline in Latin America which reflected continued weak economic conditions in Argentina and foreign currency translation effects. Growth in average customer deposits in 2000 was driven by increases in Asia, Citibanking North America and Japan. Growth in average loans in 2000 was mainly due to growth in Consumer Assets, which experienced increases in variable rate mortgage loans, that are typically held in the portfolio rather than securitized, and in student loans.

IN BILLIONS OF DOLLARS                       2001        2000        1999
-------------------------------------------------------------------------
CUSTOMER DEPOSITS
   North America                         $   68.3    $   50.0    $   47.7
   International                             78.7        72.8        68.8
                                         --------------------------------
TOTAL CUSTOMER DEPOSITS                  $  147.0    $  122.8    $  116.5

AVERAGE LOANS
   North America(1)                      $   59.8    $   45.4    $   38.0
   International                             37.6        36.4        36.9
                                         --------------------------------
TOTAL AVERAGE LOANS                      $   97.4    $   81.8    $   74.9
=========================================================================

(1)  Includes loans held for sale.

     Revenues, net of interest expense, of $11.281 billion in 2001 increased $1.585 billion or 16% from 2000. Revenues in North America grew $1.481 billion or 27%, driven by the acquisitions of Banamex and EAB and growth in Citibanking North America and Consumer Assets. Excluding the addition of Banamex and EAB, growth in Citibanking North America reflected the benefit of strong customer deposit growth and increased debit card fees along with a realized investment gain resulting from the disposition of an equity investment. Citibanking North America revenue growth in 2001 was partially offset by reduced investment product fees reflecting market conditions throughout the year. Revenue growth in Consumer Assets was mainly due to higher mortgage securitization income and spread improvement in student loans, partially offset by lower servicing revenue. The decline in servicing revenue primarily reflected increased prepayment activity that was driven by lower interest rates. International Retail Banking revenues increased $104 million or 2% as growth in Asia and CEEMEA was partially offset by a decline in Latin America. Growth in Asia was mainly due to increases in deposits and investment product fees while the increase in CEEMEA mainly reflected the acquisition of a majority interest in Bank Handlowy in Poland in June 2000 and the acquisition of ING's retail branches in Hungary in August 2000. The decline in Latin America was mainly due to estimated translation losses of $62 million associated with the re-denomination of certain consumer loans in Argentina. Revenues of $9.696 billion in 2000 grew $483 million or 5% from 1999 reflecting increases in North America and International Retail Banking. The increase in North America mainly reflected growth in Citibanking North America, Primerica and Consumer Assets, partially offset by a decline in Mexico due to the loss of a subsidy from the Mexican government related to Confia. The increase in International Retail Banking reflected growth in Asia, Japan and CEEMEA partially offset by a decline in Western Europe that was mainly driven by the negative impact of foreign currency translation.

     Operating expenses of $6.300 billion in 2001 increased $715 million or 13% from 2000 as increases in North America were partially offset by declines in International Retail Banking. The growth in North America was primarily due to the acquisitions of EAB and Banamex, higher restructuring-related charges, increased advertising and marketing costs and other volume-related increases. The declines in International Retail Banking mainly reflected the impact of foreign currency translation and expense rationalization initiatives across the regions partially offset by the effects of higher business volumes and acquisitions. Operating expenses in 2000 were up $242 million or 5% compared to 1999 primarily reflecting the impact of increased business volumes, charges related to the termination of certain contracts and other e-Consumer related initiatives in Citibanking North America, Confia systems consolidation costs in Mexico, and the impact of acquisitions in CEEMEA. Operating expenses included restructuring-related charges of $128 million ($83 million after-tax) in 2001, $22 million ($16 million after-tax) in 2000 and $59 million ($38 million after-tax) in 1999.

     The provisions for benefits, claims, and credit losses were $1.061 billion in 2001, up from $980 million in 2000 and down from $1.188 billion in 1999. The increase in the provisions for benefits, claims, and credit losses in 2001 was mainly due to the impact of acquisitions, partially offset by a decline in Asia. The decrease in the provisions in 2000 compared to 1999 was mainly due to improvements in the quality of the loan portfolios in Consumer Assets and Citibanking North America, the impact of the first quarter 2000 auto loan portfolio sale in Puerto Rico and higher write-offs in Argentina in 1999. Net credit losses were $636 million and the related loss ratio was 0.65% in 2001, compared to $618 million and 0.76% in the 2000 and $677 million and 0.90% in 1999. The increase in net credit losses from the prior year was mainly due to the acquisitions of Banamex and EAB.

     Loans delinquent 90 days or more were $3.437 billion or 3.30% of loans at December 31, 2001, compared to $2.124 billion or 2.37% at December 31, 2000 and $2.223 billion or 2.82% in 1999. The increase in delinquent loans in 2001 was mainly due to the acquisitions of Banamex and EAB, as well as increases in Consumer Assets and Latin America, primarily in Argentina. The increase in Consumer Assets mainly reflected a higher level of buy backs from GNMA pools where credit risk is maintained by government agencies. Net credit losses and the related ratio are expected to increase from 2001 due to the inclusion of a full year's credit losses for Banamex and EAB as well as future credit performance of the portfolios, economic conditions and statutory changes in the regions. This is a forward-looking statement within the meaning of the Private Securities Litigation Reform Act. See "Forward-Looking Statements" on page 17.

     Average assets of $139 billion in 2001 increased $29 billion from 2000, which, in turn, increased $5 billion from 1999. The increase in 2001 primarily reflected the acquisitions of Banamex and EAB combined with loan growth in Consumer Assets.

OTHER CONSUMER

IN MILLIONS OF DOLLARS                    2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 REVENUES, NET OF INTEREST EXPENSE       $    192    $    216    $    544
 Operating expenses                           423         363         609
 Provisions for benefits,
   claims, and credit losses                  (60)          5        (103)
                                         --------------------------------
 INCOME BEFORE TAX BENEFITS                  (171)       (152)         38
 Income tax benefits                          (58)        (61)         20
                                         --------------------------------
 NET LOSS                                $   (113)   $    (91)   $     18
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

OTHER CONSUMER - which includes certain treasury and other unallocated staff functions, global marketing and other programs -- reported losses of $113 million and $91 million in 2001 and 2000, respectively, compared to net income of $18 million in 1999. The increase in losses from 2000 was primarily due to lower treasury results and lower foreign currency hedge gains. Income in 1999 was primarily due to gains resulting from the disposition of the Associates recreational vehicle finance operations (Fleetwood Credit Corporation) and the sale of certain non-strategic operations.

     Operating expenses included a restructuring-related charge of $20 million ($13 million after-tax) in 2001, a restructuring-related credit of $3 million ($2 million after-tax) in 2000 and a restructuring-related charge of $53 million ($34 million after-tax) in 1999.

     Revenues, expenses, and the provision for benefits, claims and credit losses reflect offsets to certain line-item reclassifications reported in other Global Consumer operating segments. The 1999 revenues, expenses, and provision for benefits, claims and credit losses also include the results of certain private label cards and other businesses that were discontinued in 1999 and 2000.

GLOBAL CORPORATE AND INVESTMENT BANK

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 REVENUES, NET OF INTEREST EXPENSE       $ 26,746    $ 26,242    $ 22,060
 Operating expenses                        17,320      17,299      14,453
 Provisions for credit losses               1,464         947         542
                                         --------------------------------
 INCOME BEFORE TAXES
   AND MINORITY INTEREST                    7,962       7,996       7,065
 Income taxes                               2,823       2,907       2,603
 Minority interest, after-tax                  26          18           8
                                         --------------------------------
 NET INCOME                              $  5,113    $  5,071    $  4,454
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

     THE GLOBAL CORPORATE AND INVESTMENT BANK (GCIB) serves corporations, financial institutions, governments, investors and other participants in capital markets throughout the world and consists of CAPITAL MARKETS AND BANKING, PRIVATE CLIENT, and TRANSACTION SERVICES. The primary businesses in CAPITAL MARKETS AND BANKING include Fixed Income, Equities, Investment Banking, Sales & Trading (which mainly operates in Asia, Latin America, CEEMEA and Mexico), CitiCapital and Lending.

     On June 7, 2000, GCIB completed the acquisition of a majority interest in Bank Handlowy, a leading bank in Poland. On May 1, 2000, GCIB completed the acquisition of the global investment banking business and related net assets of Schroders PLC (Schroders), including all corporate finance, financial markets and securities activities. During the second quarter of 2000, GCIB strengthened its position in the U.S. leasing market through the purchase of Copelco.

     GCIB reported net income of $5.113 billion in 2001, up $42 million or 1% from 2000, which, in turn, was up $617 million or 14% from 1999. The increase in 2001 net income reflects an increase of $320 million or 9% in CAPITAL MARKETS AND BANKING and $81 million in Other Corporate, partially offset by declines of $301 million or 28% in PRIVATE CLIENT and $58 million or 12% in TRANSACTION SERVICES. The increase in 2000 net income reflects an increase of $292 million in TRANSACTION SERVICES, $233 million or 7% in CAPITAL MARKETS AND BANKING and $154 million or 17% in PRIVATE CLIENT, partially offset by a decline of $62 million in Other Corporate.

     The increase in CAPITAL MARKETS AND BANKING 2001 net income compared to 2000 was primarily due to strong growth in Fixed Income, Sales & Trading and gains on asset sales in CitiCapital, partially offset by weakness in Equities, lower earnings from the investment in Nikko Cordial, a higher provision for credit losses and restructuring-related charges of $121 million (after-tax) in 2001. CAPITAL MARKETS AND BANKING net income of $3.567 billion in 2000 increased $233 million or 7% compared to 1999 primarily reflecting higher Equities, higher earnings from the investment in Nikko Cordial and the acquisitions of Schroders and Bank Handlowy, partially offset by a higher provision for credit losses and lower Fixed Income.

     The decrease in PRIVATE CLIENT 2001 net income compared to 2000 was primarily due to decreases in customer transaction volumes, revenue from margin lending and asset-based fees, partially offset by higher revenue from the bank deposit program. PRIVATE CLIENT net income of $1.068 billion in 2000 increased $154 million or 17% compared to 1999 primarily reflecting increases in asset-based fees and higher margin lending revenue.

     The decrease in TRANSACTION SERVICES 2001 net income compared to 2000 was primarily due to increased investment spending on internet initiatives, declining spreads and a restructuring related charge of $13 million (after-tax) in 2001, partially offset by higher business volumes, including the acquisitions of Bank Handlowy and Banamex. TRANSACTION SERVICES net income of $465 million in 2000, increased $292 million from 1999 primarily reflecting higher business volumes and spreads, including the acquisition of Bank Handlowy.

     The improvement in Other Corporate in 2001 was primarily due to gains on building sales in Asia and release of a rent reserve in 2001 that was no longer required. The decline in 2000 was primarily due to a release of restructuring charges in 1999, partially offset by tax benefits in 2000.

     The businesses of GCIB are significantly affected by the levels of activity in the global capital markets which, in turn, are influenced by macro-economic and political policies and developments, among other factors, in the 100 countries in which the businesses operate. Global economic and market events can have both positive and negative effects on the revenue performance of the businesses and can affect credit performance. Losses on corporate lending activities and the level of cash-basis loans can vary widely with respect to timing and amount, particularly within any narrowly-defined business or loan type. Net credit losses and cash-basis loans may increase from the 2001 levels due to weak global economic conditions, sovereign or regulatory actions and other factors. This paragraph contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. See "Forward-Looking Statements" on page 17.

     The table below shows net income by region for the Global Corporate and Investment Bank.

GCIB NET INCOME -- REGIONAL VIEW

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 North America (excluding Mexico)        $  2,746    $  2,464    $  2,667
 Mexico                                       101          96          57
 Western Europe                               509         697         443
 Japan                                         97         348         130
 Asia (excluding Japan)                       617         547         427
 Latin America                                542         524         489
 Central & Eastern Europe,
    Middle East & Africa                      501         395         241
                                         --------------------------------
 TOTAL NET INCOME                        $  5,113    $  5,071    $  4,454
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

CAPITAL MARKETS AND BANKING

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 REVENUES,  NET OF INTEREST EXPENSE      $ 17,492    $ 16,192    $ 13,457
 Operating expenses                         9,941       9,528       7,656
 Provision for credit losses                1,439         920         468
                                         --------------------------------
 INCOME BEFORE TAXES
   AND MINORITY INTEREST                    6,112       5,744       5,333
 Income taxes                               2,206       2,152       1,990
 Minority interest, after-tax                  19          25           9
                                         --------------------------------
 NET INCOME                              $  3,887    $  3,567    $  3,334
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

     CAPITAL MARKETS AND BANKING delivers a full range of global financial services and products including investment banking, institutional brokerage, research and advisory services, foreign exchange, structured products, derivatives, loans, leasing and equipment finance.

     CAPITAL MARKETS AND BANKING net income was $3.887 billion in 2001 compared to $3.567 billion in 2000 and $3.334 billion in 1999.

Net income increased $320 million or 9% during 2001 primarily due to strong growth in Fixed Income, Sales & Trading and gains on asset sales in CitiCapital, partially offset by weakness in Equities, lower earnings from the investment in Nikko Cordial, a higher provision for credit losses and restructuring-related charges of $121 million (after-tax) in 2001. Net income of $3.567 billion in 2000 increased $233 million or 7% compared to 1999 primarily reflecting higher Equities, higher earnings from the investment in Nikko Cordial and the acquisitions of Schroders and Bank Handlowy, partially offset by a higher provision for credit losses and lower Fixed Income.

     Revenues, net of interest expense, of $17.492 billion in 2001 increased $1.300 billion or 8% from 2000 primarily due to strong growth in Fixed Income, higher Sales & Trading, gains on asset sales in CitiCapital, the acquisition of Banamex and benefits from capital hedging activities, partially offset by weakness in Equities and lower earnings from the investment in Nikko Cordial. Revenues, net of interest expense, of $16.192 billion in 2000 increased $2.735 billion or 20% from 1999 primarily due to strong growth in Equities and Investment Banking, higher earnings from the investment in Nikko Cordial and the impact of acquisitions of Schroders and Bank Handlowy, partially offset by reductions in Fixed Income.

     Operating expenses were $9.941 billion in 2001 compared to $9.528 billion in 2000 and $7.656 billion in 1999. Operating expenses increased $413 million or 4% in 2001 compared to 2000 primarily due to increases in Fixed Income and Sales & Trading and the acquisition of Banamex, partially offset by lower compensation and benefits and expense control initiatives. Compensation and benefits decreased primarily as a result of declines in production-related compensation and savings from restructuring actions initiated in 2001. Operating expenses increased $1.872 billion or 24% in 2000 compared to 1999 primarily due to higher production-related compensation and benefits expense, including the acquisitions of Schroders and Bank Handlowy.

     The provision for credit losses was $1.439 billion in 2001 compared to $920 million in 2000 and $468 million in 1999. The increase in 2001 was primarily due to increases in the transportation leasing portfolio, higher net credit losses in the telecommunications, energy, retail and airline industries as well as write-downs in Argentina. The increase in 2000 compared to 1999 primarily reflected increases in the transportation leasing portfolio, higher net credit losses in the health care industry, recoveries on real estate loans in 1999 and the inclusion of losses for Copelco, partially offset by improvements in Asia, mainly China, Indonesia, Australia and Thailand, and in CEEMEA.

     Cash-basis loans were $3.048 billion, $1.901 billion and $1.481 billion at December 31, 2001, 2000 and 1999, respectively. The increase in 2001 primarily reflects increases in the telecommunications, energy, utility and retail industries, combined with increases in CitiCapital, Mexico, Latin America, mainly Argentina, and Asia, mainly Australia and New Zealand. CitiCapital increased primarily due to increases in the transportation portfolio. The increase in Mexico primarily reflects the acquisition of Banamex which included exposures in steel, textile, food products and other industries. The increase in 2000 primarily reflects increases in the telecommunications, energy, utility and retail industries, the acquisition of Bank Handlowy as well as increases in CitiCapital, partially offset by improvements in Asia.

     The OREO portfolio totaled $147 million, $188 million and $231 million at December 31, 2001, 2000 and 1999, respectively. The improvements in OREO in 2001 and 2000 were primarily related to the North America real estate portfolio.

     Losses on corporate lending activities and the level of cash-basis loans can vary widely with respect to timing and amount, particularly within any narrowly-defined business or loan type. Net credit losses and cash-basis loans may increase from 2001 levels due to weak economic conditions in the U.S., Japan and Europe, the economic crisis in Argentina, sovereign or regulatory actions and other factors. This statement is a forward-looking statement within the meaning of the Private Securities Litigation Reform Act. See "Forward-Looking Statements" on page 17.

PRIVATE CLIENT

IN MILLIONS OF DOLLARS                    2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 REVENUES,  NET OF INTEREST EXPENSE      $  5,940    $  6,900    $  5,923
 Operating expenses                         4,710       5,191       4,460
 Provision for credit losses                    4           -           -
                                         --------------------------------
 INCOME BEFORE TAXES                        1,226       1,709       1,463
 Income taxes                                 459         641         549
                                         --------------------------------
 NET INCOME                              $    767    $  1,068    $    914
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

     PRIVATE CLIENT provides investment advice and financial planning and brokerage services, primarily through the network of Smith Barney Financial Consultants.

     PRIVATE CLIENT net income was $767 million in 2001 compared to $1.068 billion in 2000 and $914 million in 1999. PRIVATE Client net income decreased $301 million or 28% during 2001 primarily due to decreases in customer transaction volumes, revenue from margin lending and asset-based fees, partially offset by higher revenue from the bank deposit program. Net income of $1.068 billion in 2000 increased $154 million or 17% compared to 1999 primarily reflecting increases in asset-based fees and higher margin lending revenue.

     Revenues, net of interest expense, decreased $960 million or 14% in 2001 to $5.940 billion, primarily due to declines in equity markets resulting in lower customer transaction volumes, decreases in revenue from margin lending and lower asset-based fees, partially offset by higher revenue from the bank deposit program. Revenues, net of interest expense, increased $977 million or 16% to $6.900 billion in 2000 from 1999 primarily due to increases in asset-based fees and higher margin lending revenue.

     The following table details trends in total assets under fee-based management, total client assets and annualized revenue per financial consultant:

IN BILLIONS OF DOLLARS                     2001        2000        1999
-------------------------------------------------------------------------
Consulting Group and
  Internally Managed Accounts            $  150.2    $  145.6    $  126.2
Financial Consultant Managed
  Accounts                                   54.9        56.2        43.6
                                         --------------------------------
TOTAL ASSETS  UNDER
  FEE-BASED MANAGEMENT                   $  205.1    $  201.8    $  169.8
                                         --------------------------------

Total Client Assets                      $    977    $    977    $    965

Annualized Revenue per FC
  (IN THOUSANDS OF DOLLARS)              $    466    $    583    $    534
=========================================================================

(1) Includes assets managed jointly with Global Investment Management.

     Operating expenses were $4.710 billion in 2001 compared to $5.191 billion in 2000 and $4.460 billion in 1999. Operating expenses decreased $481 million or 9% compared to 2000 primarily due to lower compensation and benefits reflecting decreases in production-related compensation, and the impact of expense control initiatives. Operating expenses of $5.191 billion in 2000, increased $731 million or 16% from 1999 primarily due to higher production related compensation and benefits expense.

TRANSACTION SERVICES

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 REVENUES, NET OF INTEREST EXPENSE       $  3,516    $  3,427    $  2,890
 Operating expenses                         2,845       2,680       2,531
 Provisions for credit losses                  21          27          74
                                         --------------------------------
 INCOME BEFORE TAXES
   AND MINORITY INTEREST                      650         720         285
 Income taxes                                 236         262         113
 Minority interest, after-tax                   7          (7)         (1)
                                         --------------------------------
 NET INCOME                              $    407    $    465    $    173
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

     TRANSACTION SERVICES - which provides cash management, trade finance, custody, clearing and depository services globally - reported net income of $407 million in 2001, down $58 million or 12% from 2000 primarily due to increased investment spending on internet initiatives, declining spreads and a restructuring-related charge of $13 million (after-tax), partially offset by higher business volumes, including the acquisitions of Bank Handlowy and Banamex. Net income of $465 million in 2000, increased $292 million from 1999 primarily reflecting higher business volumes and spreads, including the acquisition of Bank Handlowy.

     As shown in the following table, average liability balances and assets under custody experienced growth in 2001 and 2000. Average liability balances of $77 billion, $64 billion and $56 billion in 2001, 2000 and 1999, respectively, primarily reflect growth in North America and Western Europe and the acquisition of Banamex. Assets under custody increased 17% to $4.8 trillion in 2001 and 8% to $4.1 trillion in 2000 primarily reflecting increases in North America and Europe and the acquisition of Bank Handlowy.

IN BILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
Liability balances (AVERAGE IN
  BILLIONS)                              $     77    $     64    $     56
Assets under custody (EOP IN
  TRILLIONS)                             $    4.8    $    4.1    $    3.8
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

     Revenues, net of interest expense, were $3.516 billion in 2001, up $89 million or 3% primarily reflecting higher business volumes, including the benefit of the acquisitions of Bank Handlowy and Banamex, partially offset by lower spreads. Revenues, net of interest expense, of $3.427 billion in 2000 increased $537 million or 19% compared to 1999 primarily due to higher business volumes and spreads, including the acquisition of Bank Handlowy.

     Operating expenses increased $165 million or 6% in 2001 to $2.845 billion from $2.680 billion in 2000 which, in turn, increased $149 million or 6% from $2.531 billion in 1999 primarily due to internet-related investment spending and the acquisitions of Bank Handlowy and Banamex. Expense growth in 2001 also includes the impact of the Banamex acquisition.

     The provision for credit losses of $21 million in 2001, $27 million in 2000 and $74 million in 1999, decreased primarily reflecting improvements in CEEMEA. The decrease in 2000 also includes improvements in Asia.

     Cash-basis loans, which in the TRANSACTION SERVICES business are primarily trade finance receivables, were $464 million, $23 million and $44 million at December 31, 2001, 2000 and 1999, respectively. The increase in 2001 primarily reflects increases in Mexico due to the acquisition of Banamex. The decrease in 2000 was primarily due to improvements in Asia.

OTHER CORPORATE

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 REVENUES,  NET OF INTEREST EXPENSE      $   (202)   $   (277)   $   (210)
 Operating expenses                          (176)       (100)       (194)
                                         --------------------------------
 LOSS BEFORE TAXES                            (26)       (177)        (16)
 Income tax benefits                          (78)       (148)        (49)
                                         --------------------------------
 NET INCOME (LOSS)                       $     52    $    (29)   $     33
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

     OTHER CORPORATE - which includes intra-GCIB segment eliminations, certain one-time non-recurring items and tax amounts not allocated to GCIB products - reported net income of $52 million in 2001 compared to a net loss of $29 million in 2000 and net income of $33 million in 1999. The improvement in Other Corporate in 2001 was primarily due to gains on building sales in Asia and release of a rent reserve in 2001 that was no longer required. The decline in 2000 was primarily due to a release of restructuring charges in 1999, partially offset by tax benefits in 2000.

GLOBAL INVESTMENT MANAGEMENT

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 REVENUES, NET OF INTEREST EXPENSE       $  8,006    $  7,330    $  6,179
 Operating expenses                         2,770       2,645       2,182
 Provisions for benefits,
   claims, and credit losses                2,768       2,411       2,045
                                         --------------------------------
 INCOME BEFORE TAXES
   AND MINORITY INTEREST                    2,468       2,274       1,952
 Income taxes                                 844         810         709
 Minority interest, after-tax                  28           4           -
                                         --------------------------------
 INCOME                                  $  1,596    $  1,460    $  1,243
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

     GLOBAL INVESTMENT MANAGEMENT comprises LIFE INSURANCE AND ANNUITIES, PRIVATE BANK and ASSET MANAGEMENT. These businesses offer a broad range of life insurance, annuity, asset management and personalized wealth management products and services distributed to institutional, high net worth and retail clients.

     Global Investment Management net income in 2001 increased to $1.596 billion, up $136 million or 9% from 2000. The 2001 increase in net income primarily reflected the Banamex acquisition in both the LIFE INSURANCE AND ANNUITIES and ASSET MANAGEMENT businesses, increased client activity across most products within PRIVATE BANK and higher business volumes and premiums within TLA. Net income of $1.460 billion in 2000 was up $217 million or 17% from 1999. The 2000 increase in net income reflected increased business volumes, a strong capital base and strong investment income at TLA, continued client revenue momentum within PRIVATE BANK along with the impact of the acquisitions of Siembra, Colfondos and Confia in ASSET MANAGEMENT. Income of $1.596 billion in 2001, $1.460 billion in 2000 and $1.243 billion in 1999 included restructuring charges of $16 million ($27 million pretax) and $11 million ($18 million pretax) in

2001 and 2000, respectively, and a restructuring credit of $2 million ($4 million pretax) in 1999.

     The table below shows net income by region for Global Investment
Management.

GLOBAL INVESTMENT MANAGEMENT NET INCOME -- REGIONAL VIEW

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 North America (excluding Mexico)        $  1,313    $  1,255    $  1,075
 Mexico                                        73          27          13
 Western Europe                                 4         (21)          6
 Japan                                         33          17          23
 Asia (excluding Japan)                        79          53          33
 Latin America                                 63          94          70
 Central & Eastern Europe,
    Middle East & Africa                       31          35          23
                                         --------------------------------
 TOTAL NET INCOME                        $  1,596    $  1,460    $  1,243
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

LIFE INSURANCE AND ANNUITIES

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
REVENUES, NET OF INTEREST EXPENSE        $  4,379    $  4,018    $  3,464
 Provision for benefits and claims          2,745       2,388       2,033
 Operating expenses                           394         447         468
                                         --------------------------------
INCOME BEFORE TAXES
  AND MINORITY INTEREST                     1,240       1,183         963
 Income taxes                                 394         389         328
MINORITY INTEREST, NET OF TAX                  10           -           -
                                         --------------------------------
NET INCOME(2)                            $    836    $    794    $    635
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.
(2) Excludes investment gains/losses included in Proprietary Investment Activities segment.

     LIFE INSURANCE AND ANNUITIES comprises TLA and International Insurance Manufacturing. These businesses offer individual annuity, group annuity, and individual life insurance products and corporate-owned life insurance (COLI) products primarily marketed by The Travelers Insurance Company (TIC) and its wholly-owned subsidiary The Travelers Life and Annuity Company (TLAC) under the Travelers Life and Annuity name. Among the range of individual products offered are fixed and variable deferred annuities, payout annuities and term, universal and variable life insurance. These products are primarily distributed through CitiStreet Retirement Services (CitiStreet) (formerly The Copeland Companies (Copeland)), a joint venture, Salomon Smith Barney Financial Consultants, Primerica, Citibank, and a nationwide network of independent agents and the growing outside broker dealer channel. The COLI product is a variable universal life product distributed through independent specialty brokers. The group products include institutional pensions, including guaranteed investment contracts (GICs), payout annuities, group annuities to employer-sponsored retirement and savings plans and structured finance transactions. The International Insurance Manufacturing business primarily has operations in Western Europe, Latin America, Mexico and Asia.

     LIFE INSURANCE AND ANNUITIES net income was $836 million in 2001 compared to $794 million in 2000 and $635 million in 1999, increasing $42 million or 5% and $159 million or 25% from 2000 and 1999, respectively. The $42 million increase in net income from 2000 primarily resulted from a $41 million increase in TLA, a $13 million increase in Mexico due to the Banamex acquisition and an $8 million increase in Western Europe, partially offset by a decline in Latin America of $21 million. The $21 million decline in Latin America primarily reflected a charge for Argentine debt securities exchanged for loans held in the Siembra insurance companies, which were held in support of existing contractholders' liabilities. The $159 million increase in net income from 1999 primarily resulted from a $153 million increase in TLA and a $6 million increase in Latin America.

TRAVELERS LIFE AND ANNUITY

     The $41 million or 5% improvement in net income in 2001 compared to 2000 reflects operating expense reductions and a 3% net investment income growth, despite the declining markets. During 2001, TLA also achieved double-digit growth in individual life direct periodic premiums, group annuity net written premiums and deposits and account balances versus the prior year. The $153 million or 25% improvement in net income in 2000 reflects increased business volume, a strong capital base and particularly strong investment income versus the prior-year period. During 2000, this business continued strong individual annuity sales and achieved double-digit business volume growth in group annuity account balances and individual life net written premiums, reflecting growth in retirement savings and estate planning products and strong momentum from cross-selling initiatives. The continued growth in 2001 and 2000 reflects both greater popularity of these products with an aging American population and strong momentum from cross-selling initiatives. Total operating expenses decreased in 2001 compared to the prior-year period due to continued expense management and the absence of expenses related to the long-term care insurance business which was sold during the third quarter of 2000. The long-term care transaction also reduced the amount of premium revenue reported in 2001. Total operating expenses decreased in 2000 compared to the prior-year period due to the contribution of Copeland to the CitiStreet joint venture and the absence of certain one-time technology expenses in 1999. The increase in revenues was also mitigated by the contribution of Copeland.

     The cross-selling initiatives of TLA products through Primerica, Citibank, Salomon Smith Barney Financial Consultants, and CitiStreet, as well as strong sales through various intermediaries, a nationwide network of independent agents and outside broker dealers, reflect the ongoing effort to build market share by strengthening relationships in key distribution channels.

     On July 31, 2000, TIC sold 90% of its individual long-term care insurance business to General Electric Capital Assurance Company in the form of an indemnity reinsurance arrangement. Proceeds from the sale were $410 million, resulting in a deferred gain of approximately $150 million after-tax.

     The following table shows net written premiums and deposits by product line, excluding long-term care insurance written premiums for the three years ended December 31:

IN MILLIONS OF DOLLARS                     2001        2000        1999
-------------------------------------------------------------------------
INDIVIDUAL ANNUITIES
   Fixed                                 $  2,120    $  1,267    $  1,008
   Variable                                 4,000       5,025       4,265
   Individual payout                           59          80          78
GICS AND OTHER GROUP ANNUITIES              7,068       5,528       5,619
INDIVIDUAL LIFE INSURANCE
   Direct periodic premiums and
     deposits                                 652         511         409
   Single premium deposits                    208          98          84
   Reinsurance                                (96)        (83)        (71)
                                         --------------------------------
 Total                                   $ 14,011    $ 12,426    $ 11,392
=========================================================================

     The majority of the annuity business and a substantial portion of the life business written by TLA are accounted for as investment contracts, with the result that the premiums are considered deposits and are not included in revenues.

     Individual annuity account balances and benefit reserves reached $30.0 billion at December 31, 2001, up from $29.4 billion at year-end 2000 and $27.9 billion at year-end 1999. Net written premiums and deposits decreased in 2001 to $6.179 billion from $6.372 billion in 2000 (down 3%). The decrease in individual annuity net written premiums and deposits was driven by a decline in variable annuity sales due to current market conditions, but was partially offset by significant fixed annuity sales increases over the prior-year period. Non-affiliated sales channels increased 32% allowing this business to increase market share despite lower sales. Net written premiums and deposits increased in 2000 to $6.372 billion from $5.351 billion in 1999 (up 19%). Both 2001 and 2000 continue to reflect the cross-selling initiatives at all of the Citigroup affiliates, and also reflect the continued penetration of outside broker-dealer channels.

     Group annuity account balances and benefit reserves reached $21.0 billion at December 31, 2001, up from $17.5 billion at year-end 2000 (up 20%), and $15.1 billion at year-end 1999. During both 2001 and 2000, the group annuity business experienced continued strong sales momentum in all products, particularly long-term liability and guaranteed investment contracts. Net written premiums and deposits (excluding the Company's employee pension plan deposits) in 2001 were $7.068 billion, compared to $5.528 billion in 2000 reflecting fixed GIC growth through structured finance transactions and long-term liability growth through the extension of structured settlement broker relationships and large case employer pension sales. Net written premiums and deposits were $5.619 billion in 1999 and reflected particularly strong structured finance transactions.

     Direct periodic premiums and deposits for individual life insurance were $652 million in 2001 compared to $511 million in 2000 (up 28%), driven by independent agent high end estate planning and COLI sales, and $409 million in 1999. Life insurance in force was $75.0 billion at December 31, 2001, up from $66.9 billion at year-end 2000 and $60.6 billion at year-end 1999.

PRIVATE BANK

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 REVENUES, NET OF INTEREST EXPENSE       $  1,542    $  1,417    $  1,212
 Operating expenses                           946         892         768
 Provision for credit losses                   23          23          12
                                         --------------------------------
 INCOME BEFORE TAXES                          573         502         432
 Income taxes                                 205         185         162
                                         --------------------------------
 NET INCOME                                   368         317         270
                                         ================================
 Average assets (IN BILLIONS OF
   DOLLARS)                              $     26    $     25    $     20
 Return on assets                            1.42%       1.27%       1.35%
=========================================================================
 Client business volumes under
   management (IN BILLIONS OF
   DOLLARS)                              $    159    $    153    $    140
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

PRIVATE BANK provides personalized wealth management services for high net worth clients around the world. PRIVATE BANK net income was $368 million in 2001, up $51 million or 16% from 2000 primarily reflecting increased client activity across most products, partially offset by increased investment spending in technology and front-end sales and servicing capabilities. Net income of $317 million in 2000 was up $47 million or 17% from 1999 primarily reflecting continued client revenue momentum, partially offset by increased front-end expenses and a moderate increase in the provision for credit losses.

     Client business volumes under management which include custody accounts, client assets under fee-based management and deposits and loans, were $159 billion at the end of the year, up 4% from $153 billion in 2000 reflecting strong growth in Asia and continued growth in the U.S., despite challenging market conditions.

     Revenues, net of interest expense, were $1.542 billion in 2001, up $125 million or 9% from 2000, primarily driven by the impact of lower interest rates and higher investment product (fees and trading) revenues. The 2001 increase also reflects strong international growth in Japan and Asia, up 22% and 20%, respectively, from the prior-year period and continued growth in the North American region, up 12% from the prior-year period. Revenues in 2000 were $1.417 billion, up $205 million or 17% from 1999 reflecting increases in fee and interest-related products. The 2000 increase also reflects strong international growth in Japan, Asia and CEEMEA, up 40%, 23%, and 19%, respectively, from the prior-year period and growth in the North American region, up 15% from the prior-year period.

     Operating expenses of $946 million in 2001 were up $54 million or 6% from 2000 primarily reflecting continued investment spending in technology and front-end sales and servicing capabilities. Expenses were $892 million in 2000, up $124 million or 16% from 1999 primarily reflecting higher levels of bankers and product specialists hired to improve front-end sales and servicing capabilities. Operating expenses include restructuring charges of $7 million ($4 million after-tax) and $8 million ($5 million after-tax) in 2001 and 2000, respectively, and include a restructuring credit of $2 million ($1 million after-tax) in 1999.

     The provision for credit losses was $23 million in both 2001 and 2000, compared to $12 million in 1999. The increase in the provision for credit losses in 2000 of $11 million primarily related to a loan in Europe. Net credit losses in 2001 remained at a nominal level of 0.06% of average loans outstanding, compared with 0.09% in 2000. Loans 90 days or more past due at year-end 2001 were $135 million or 0.54% of total loans outstanding, compared with 0.23% at the end of 2000 and 0.54% at the end of 1999.

     Average assets of $26 billion in 2001 increased $1 billion or 4% from $25 billion in 2000, which, in turn, increased $5 billion or 25% from 1999. The increase in 2000 was primarily related to incremental margin lending and mortgage financing.

ASSET MANAGEMENT

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 REVENUES, NET OF INTEREST EXPENSE       $  2,085    $  1,895    $  1,503
 Operating expenses                         1,430       1,306         946
                                         --------------------------------
 INCOME BEFORE TAXES
   AND MINORITY INTEREST                      655         589         557
 Income taxes                                 245         236         219
 Minority interest, after-tax                  18           4           -
                                         --------------------------------
 NET INCOME                              $    392    $    349    $    338
=========================================================================
 Assets under management
   (IN BILLIONS OF DOLLARS)(2)           $    440    $    410    $    377
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.
(2) Includes $31 billion, $30 billion, and $31 billion in 2001, 2000 and 1999, respectively, for PRIVATE BANK clients.

     ASSET MANAGEMENT includes the businesses of Citigroup Asset Management
(CAM), Citigroup Alternative Investments (CAI), Banamex asset management and retirement services businesses and Citigroup's other retirement services businesses in North America and Latin America. These businesses offer institutional, high net worth and retail clients a broad range of investment alternatives from investment centers located around the world. Products and services offered include mutual funds, closed-end funds, separately managed accounts, unit investment trusts, alternative investments, variable annuities (through affiliated and third party insurance companies), and pension administration services.

     Net income of $392 million in 2001 was up $43 million or 12% compared to 2000 primarily reflecting the Banamex acquisition and an increase in CAI. Net income of $349 million in 2000 was up $11 million or 3% compared to 1999 reflecting an increase in retirement services due to Latin America acquisitions and an increase in CAM North America due to growth in asset-based fee revenue, partially offset by expense increases in the U.S. and international regions of CAM.

     Assets under management rose to $440 billion as of December 31, 2001, up $30 billion or 7% from $410 billion in 2000, reflecting $14 billion due to the Banamex acquisition and strong net flows, partially offset by negative market activity and the transfer of $26 billion in retail Money Market assets to the SSB Bank Deposit Program. Institutional client assets of $143 billion as of December 31, 2001 were up $28 billion or 24% compared to a year ago reflecting the Banamex acquisition and an increase in institutional money market fund and long-term product flows, partially offset by negative market action. Retail and Private Bank client assets were $237 billion, down $7 billion or 3% from $244 billion in 2000, reflecting negative market action and the impact of transfers of Money Market assets to the SSB Bank Deposit Program. Retail client assets, excluding money markets and unit investment trusts, grew 9%, driven by strong net flows, partially offset by negative market action. CAI client assets were $48 billion as of December 31, 2001, up $3 billion or 7% from $45 billion in 2000. Retirement Services assets were $12 billion as of December 31, 2001, up $6 billion from $6 billion in 2000, primarily reflecting the Banamex acquisition.

     Sales of proprietary mutual funds and managed account products at Salomon Smith Barney Inc. (SSB) rose 33% to $28 billion in 2001 from the prior year primarily driven by growth in managed account products, and represented 59% of SSB's retail channel sales for the year. Sales of mutual and money funds through Global Consumer's banking network were $11 billion for the year, representing 53% of total sales, including $8 billion in International and $3 billion in the U.S., of which Primerica sold $2.0 billion of proprietary U.S. mutual and money funds in 2001, a 9% increase compared to 2000, representing 67% of Primerica's total sales. Institutional long-term product sales of $28 billion increased 40% over the prior year and include $14 billion of sales to GCIB clients.

     Revenues, net of interest expense, increased $190 million or 10% to $2.085 billion in 2001. This was compared to $1.895 billion in 2000, which was up $392 million or 26% from 1999. The increase in 2001 was primarily due to the Banamex and other acquisitions, and the effects of positive net flows, partially offset by the impact of lower market values of assets under management and the transfer of assets to the SSB Bank Deposit Program. The increase in 2000 was primarily due to the impact of acquisitions in Mexico retirement services and the acquisitions of Siembra, Colfondos and Confia in the Latin America retirement services businesses, along with continued growth in asset-based fees, partially offset by declines in the international regions of CAM.

     Operating expenses of $1.430 billion in 2001 increased $124 million or 9% from 2000. The increase in 2001 primarily resulted from the Banamex and retirement services acquisitions, and increases in other variable expenses related to revenue growth. Operating expenses of $1.306 billion in 2000 increased $360 million or 38% from 1999. The increase in 2000 primarily resulted from the impact of acquisitions in the retirement services businesses, as well as continued investment in sales and marketing activities, technology and product development. Operating expenses include restructuring charges of $20 million ($12 million after-tax) and $10 million ($6 million after-tax) in 2001 and 2000, respectively, and include a restructuring credit of $2 million ($1 million after-tax) in 1999.

PROPRIETARY INVESTMENT ACTIVITIES

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 REVENUES, NET OF INTEREST EXPENSE       $    584    $  2,263    $    971
 Operating expenses                           118         127          75
 Provision for credit losses                    -           7           -
                                         --------------------------------
 INCOME BEFORE TAXES
    AND MINORITY  INTEREST                    466       2,129         896
 Income taxes                                 153         791         313
 Minority interest, after-tax                  (5)         (2)          -
                                         --------------------------------
 INCOME                                  $    318    $  1,340    $    583
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

     PROPRIETARY INVESTMENT ACTIVITIES comprises Citigroup's venture capital activities, realized investment gains (losses) from certain insurance-related investments, results from certain proprietary investments, the results of certain investments in countries that refinanced debt under the 1989 Brady Plan or plans of a similar nature, and since August 2001, the Banamex investment portfolio.

     Revenues, net of interest expense, include $441 million, $2.373 billion and $882 million from proprietary investments and $143 million, ($110) million and $89 million from net realized gains from insurance-related investments for the years ended 2001, 2000 and 1999, respectively.

     Revenues, net of interest expense, in 2001 of $584 million decreased $1.679 billion from 2000 primarily reflecting lower venture capital results and current year impairment write-downs in insurance-related and other proprietary investments, partially offset by increased gains in insurance-related and other proprietary investments. Revenues, net of interest expense, in 2000 of $2.263 billion increased $1.292 billion from 1999 primarily reflecting increases in venture capital results and gains on the exchange of certain Latin American bonds. The 2000 first quarter included losses in insurance-related investments from repositioning activities designed to improve yields and maturity profiles, and write-downs in the refinancing portfolio.

     Proprietary Investment Activities results may fluctuate in the future as a result of market and asset-specific factors. This statement is a forward-looking statement within the meaning of the Private Securities Litigation Reform Act. See "Forward-Looking Statements" on page 17.

CORPORATE/OTHER

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
 REVENUES, NET OF INTEREST EXPENSE       $   (334)   $   (582)   $    122
 Operating expenses                           762       1,001         835
 Provisions for benefits,
   claims, and credit losses                   (8)         38         206
                                         --------------------------------
 LOSS FROM CONTINUING OPERATIONS
   BEFORE TAXES, MINORITY INTEREST,
   AND CUMULATIVE EFFECT OF ACCOUNTING
   CHANGES                                 (1,088)     (1,621)       (919)
 Income tax benefits                         (465)       (571)       (307)
 Minority interest, after-tax                  11           -           -
                                         --------------------------------
 LOSS FROM CONTINUING OPERATIONS             (634)     (1,050)       (612)
 INCOME FROM DISCONTINUED OPERATIONS        1,055       1,288       1,177
 CUMULATIVE EFFECT OF ACCOUNTING
   CHANGES                                   (158)          -        (127)
                                         --------------------------------
 NET INCOME                              $    263    $    238    $    438
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.

     CORPORATE/OTHER includes net corporate treasury results, corporate staff and other corporate expenses, certain intersegment eliminations; the remainder of Internet-related development activities, cumulative effect of accounting changes and taxes not allocated to the individual businesses, the results of discontinued operations of TPC, and in 1999 and 2000, activities related to the Associates Housing Finance (AHF) unit. In January 2000, Associates announced its intention to discontinue the loan origination operations of its AHF unit. Prior to the announcement, AHF originated and serviced loans for manufactured homes.

     Revenues, net of interest expense, of ($334) million in 2001 increased $248 million from 2000, primarily due to lower net treasury costs primarily related to reduced rates, and the impact of higher intersegment eliminations, partially offset by increased funding costs related to the Associates and Banamex acquisitions. Revenues, net of interest expense of ($582) million in 2000 decreased $704 million from 1999 primarily reflecting the discontinuation of AHF activity and higher net treasury costs.

      Operating expenses of $762 million in 2001 decreased $239 million from 2000 primarily reflecting restructuring-related items and merger related charges of $346 million, including exit costs, incurred in 2000 as a result of Citigroup's acquisition of Associates, and a 2000 $108 million pretax expense for the contribution of appreciated venture capital securities to Citigroup's Foundation, partially offset by higher intersegment eliminations and a $57 million 2001 fourth quarter pretax expense for the contribution of appreciated venture capital securities to Citigroup's Foundation, which had minimal impact on Citigroup's earnings after related tax benefits and investment gains. Operating expenses of $1.001 billion in 2000 increased $166 million from 1999 primarily reflecting restructuring-related items and merger related charges related to the Associates acquisition in 2000, partially offset by the discontinuation of AHF activity and decreases in certain unallocated corporate costs, intersegment eliminations, performance-based option expense and technology costs. The provisions for benefits, claims and credit losses in 1999 primarily related to AHF.

     Discontinued operations represents the results of the Travelers Property and Casualty business. Income from discontinued operations in 2001 of $1.055 billion decreased $233 million from the prior year primarily reflecting the impact of catastrophe losses associated with the events of September 11th.

     The 2001 cumulative effect of accounting changes of $158 million includes a 2001 first quarter charge of $42 million related to the adoption of SFAS No. 133 and a 2001 second quarter charge of $116 million reflecting the impact of adopting EITF 99-20. The 1999 cumulative effect of accounting changes of $127 million includes the 1999 first quarter charges of $135 million and $15 million related to the adoptions of SOP 97-3 and SOP 98-5, respectively, offset by a first quarter credit to earnings of $23 million due to the adoption of SOP 98-7.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The Company's actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, weakening global economic conditions, the economic crisis in Argentina, higher unemployment rates and the continued increase in bankruptcy filings in the U.S. and Japan, sovereign or regulatory actions, and political conditions and developments; portfolio growth and seasonal factors; the resolution of legal proceedings and related matters; and the Company's success in managing the costs associated with the expansion of existing distribution channels and developing new ones, and in realizing increased revenues from such distribution channels, including cross-selling initiatives and electronic commerce-based efforts.

CONSUMER PORTFOLIO REVIEW

     In the consumer portfolio, credit loss experience is expressed in terms of annualized net credit losses as a percentage of average loans. Pricing and credit policies reflect the loss experience of each particular product. Consumer loans are generally written-off no later than a predetermined number of days past due on a contractual basis, or earlier in the event of bankruptcy. The number of days is set at an appropriate level according to loan product and country. The following table summarizes delinquency and net credit loss experience in both the managed and on-balance sheet loan portfolios in terms of loans 90 days or more past due, net credit losses, and as a percentage of related loans.

CONSUMER LOAN DELINQUENCY AMOUNTS, NET CREDIT LOSSES, AND RATIOS

PRODUCT VIEW                          TOTAL               90 DAYS OR MORE             AVERAGE
IN MILLIONS OF DOLLARS,               LOANS                 PAST DUE (1)               LOANS           NET CREDIT LOSSES (1)
                                     ----------------------------------------------------------------------------------------------
 EXCEPT TOTAL AND AVERAGE LOAN
   AMOUNTS IN BILLIONS               2001(2)     2001(2)       2000(2)     1999(2)     2001(2)     2001(2)      2000(2)    1999(2)
-----------------------------------------------------------------------------------------------------------------------------------
 CARDS                               $ 121.4     $  2,384     $   1,671    $ 1,531     $ 114.6     $  6,051     $ 4,367    $  4,416
   RATIO                                             1.96%         1.46%      1.59%                    5.28%       4.21%       4.88%

     North America Cards               110.8        2,209         1,522      1,333       104.6        5,655       4,017       3,979
          RATIO                                      1.99%         1.46%      1.53%                    5.41%       4.28%       4.87%

     International Cards                10.6          175           149        198        10.0          396         350         437
          RATIO                                      1.65%         1.45%      2.13%                    3.96%       3.56%       5.00%

 CONSUMER FINANCE                       73.7        2,243         1,435      1,131        71.4        2,213       1,845       1,605
   RATIO                                             3.04%         2.15%      1.94%                    3.10%       2.96%       2.99%

     North America Consumer Finance     59.6        2,001         1,284        960        57.7        1,527       1,339       1,224
          RATIO                                      3.36%         2.38%      1.98%                    2.65%       2.61%       2.71%

     International Consumer Finance     14.1          242           151        171        13.7          686         506         381
          RATIO                                      1.71%         1.17%      1.79%                    5.01%       4.58%       4.48%

 RETAIL BANKING                        104.2        3,437         2,124      2,223        97.4          636         618         677
   RATIO                                             3.30%         2.37%      2.82%                    0.65%       0.76%       0.90%

     North America Retail Banking       67.3        2,299         1,007        883        59.8          230         162         186
          RATIO                                      3.42%         1.93%      2.18%                    0.39%       0.36%       0.49%

     International Retail Banking       36.9        1,138         1,117      1,340        37.6          406         456         491
          RATIO                                      3.08%         2.99%      3.50%                    1.08%       1.25%       1.33%

 PRIVATE BANK(3)                        25.2          135            61        120        24.9           14          23          19
   RATIO                                             0.54%         0.23%      0.54%                    0.06%       0.09%       0.10%

 Other Consumer                          3.9           11             9          7         3.4           46         (20)        (24)
                                     ----------------------------------------------------------------------------------------------
 TOTAL MANAGED                       $ 328.4     $  8,210     $   5,300    $ 5,012     $ 311.7     $  8,960     $ 6,833    $  6,693
   RATIO                                             2.50%         1.75%      1.95%                    2.88%       2.48%       2.80%
-----------------------------------------------------------------------------------------------------------------------------------
 Securitized receivables               (68.3)      (1,282)       (1,012)      (916)      (63.8)      (3,251)     (2,228)     (2,479)
 Loans held for sale                   (11.9)        (110)         (110)       (32)      (14.2)        (317)       (182)       (121)
-----------------------------------------------------------------------------------------------------------------------------------
 CONSUMER LOANS                      $ 248.2     $  6,818     $   4,178    $ 4,064     $ 233.7     $  5,392     $ 4,423    $  4,093
   RATIO                                             2.75%         1.83%      2.09%                    2.31%       2.11%       2.24%
===================================================================================================================================

PRODUCT VIEW                          TOTAL               90 DAYS OR MORE             AVERAGE
IN MILLIONS OF DOLLARS,               LOANS                 PAST DUE (1)               LOANS           NET CREDIT LOSSES (1)
                                     ----------------------------------------------------------------------------------------------
 EXCEPT TOTAL AND AVERAGE LOAN
   AMOUNTS IN BILLIONS                 2001        2001          2000(2)     1999(2)     2001        2001        2000(2)    1999(2)
-----------------------------------------------------------------------------------------------------------------------------------
 North America (excluding Mexico)    $ 243.8     $  5,567     $   3,824    $ 3,203     $ 233.3     $  7,353     $ 5,477    $  5,348
   RATIO                                             2.28%         1.58%      1.60%                    3.15%       2.52%       3.06%

 Mexico                                 11.4        1,032            16         17         5.4          117          14          14
   RATIO                                             9.04%         4.68%      6.23%                    2.15%       3.76%       1.59%

 Western Europe                         20.1          810           851        933        19.3          340         368         357
   RATIO                                             4.04%         4.85%      5.42%                    1.76%       2.18%       1.90%

 Japan                                  16.5          192           103        118        16.8          590         410         271
   RATIO                                             1.16%         0.75%      1.27%                    3.52%       3.46%       2.95%

Asia (excluding Japan)                  26.6          385           344        478        26.5          269         258         313
   RATIO                                             1.44%         1.59%      2.05%                    1.01%       1.18%       1.24%

Latin America                            5.3          166           107        171         5.9          246         265         351
   RATIO                                             3.16%         2.19%      3.25%                    4.16%       5.06%       5.56%

CEEMEA                                   4.7           58            55         92         4.5           45          41          39
   RATIO                                             1.22%         2.17%      4.28%                    1.00%       1.81%       0.94%

                                     ----------------------------------------------------------------------------------------------
TOTAL MANAGED                        $ 328.4     $  8,210     $   5,300    $ 5,012     $ 311.7     $  8,960     $ 6,833    $  6,693
  RATIO                                              2.50%         1.75%      1.95%                    2.88%       2.48%       2.80%
-----------------------------------------------------------------------------------------------------------------------------------
 Securitized receivables               (68.3)      (1,282)       (1,012)      (916)      (63.8)      (3,251)     (2,228)     (2,479)
 Loans held for sale                   (11.9)        (110)         (110)       (32)      (14.2)        (317)       (182)       (121)
-----------------------------------------------------------------------------------------------------------------------------------
 CONSUMER LOANS                      $ 248.2     $  6,818     $   4,178    $ 4,064     $ 233.7     $  5,392     $ 4,423    $  4,093
   RATIO                                             2.75%         1.83%      2.09%                    2.31%       2.11%       2.24%
===================================================================================================================================

(1) The ratios of 90 days or more past due and net credit losses are calculated based on end-of-period and average loans, respectively, both net of unearned income.
(2)  Reclassified to conform to the 2002 presentation.
(3) The PRIVATE BANK results are reported as part of the Global Investment Management segment.

CONSUMER LOAN BALANCES, NET OF UNEARNED INCOME

                                               END OF PERIOD                           AVERAGE
                                     -------------------------------        -------------------------------
IN BILLIONS OF DOLLARS               2001(1)      2000(1)   1999(1)         2001(1)     2000(1)     1999(1)
-----------------------------------------------------------------------------------------------------------
 TOTAL MANAGED                       $  328.4    $  302.8    $ 257.2        $  311.7   $  275.5    $  239.3
 Securitized receivables                (68.3)      (60.6)     (58.0)          (63.8)     (57.0)      (51.0)
 Loans held for sale                    (11.9)      (13.3)      (4.6)          (14.2)      (8.7)       (5.5)
                                     -------------------------------        -------------------------------
 ON-BALANCE SHEET                    $  248.2    $  228.9    $ 194.6        $  233.7   $  209.8    $  182.8
===========================================================================================================

(1)  Reclassified to conform to the 2002 presentation.

Citigroup's allowance for credit losses of $10.088 billion is available to absorb probable credit losses inherent in the entire portfolio. For analytical purposes only, the portion of Citigroup's allowance for credit losses attributed to the consumer portfolio was $5.507 billion at December 31, 2001, $4.946 billion at December 31, 2000 and $5.220 billion at December 31, 1999. The increase in the allowance for credit losses from 2000 was primarily due to the acquisitions of Banamex and EAB. The allowance as a percentage of loans on the balance sheet was 2.22% at December 31, 2001, compared to 2.16% at December 31, 2000 and 2.68% at December 31, 1999. The increase in the allowance as a percentage of loans from the prior year primarily reflects the increase in the allowance partially offset by growth in consumer loans. On-balance sheet consumer loans of $248.2 billion grew $19 billion or 8% from December 31, 2000 primarily driven by the impact of the acquisitions of Banamex and EAB and growth in CitiFinancial, mostly real estate secured loans. On-balance sheet loans in Citi Cards declined in 2001 as growth in managed receivables was more than offset by increased securitization activity. In addition, loans in 2001 increased in Japan and Western Europe, mainly in CONSUMER FINANCE, and decreased in Asia and Latin America. The decline in Latin America loans primarily reflects reductions associated with the re-denomination of certain consumer loans in Argentina. Consumer net credit losses and loans 90 days or more past due are expected to increase from 2001 levels as a result of portfolio growth and seasonal factors and as uncertain global economic conditions persist. This statement is a forward-looking statement within the meaning of the Private Securities Litigation Reform Act. See "Forward-Looking Statements" on page 17.

GLOBAL CORPORATE PORTFOLIO REVIEW

     Corporate loans are identified as impaired and placed on a nonaccrual basis when it is determined that the payment of interest or principal is doubtful of collection or when interest or principal is past due for 90 days or more, except when the loan is well secured and in the process of collection. Impaired corporate loans are written down to the extent that principal is judged to be uncollectible. Impaired collateral-dependent loans are written down to the lower of cost or collateral value.

     The following table summarizes corporate cash-basis loans and net credit losses:

IN MILLIONS OF DOLLARS                   2001(1)     2000(1)     1999(1)
-------------------------------------------------------------------------
CORPORATE CASH-BASIS LOANS
   Capital Markets and
     Banking(2)(3)(4)                    $  3,048    $  1,901    $  1,481
   Transaction Services(3)                    464          23          44
   Insurance Subsidiaries                      19          43          40
   Investment Activities(5)                     2           3          15
                                         --------------------------------
TOTAL CORPORATE CASH-BASIS LOANS         $  3,533    $  1,970    $  1,580
=========================================================================
NET CREDIT LOSSES
   Capital Markets and
     Banking(2)(3)(4)                    $  1,615    $    735    $    480
   Transaction Services(3)                     21          29          74
   Investment Activities(5)                     -           7           -
                                         --------------------------------
TOTAL NET CREDIT LOSSES                  $  1,636    $    771    $    554
                                         ================================
CORPORATE ALLOWANCE FOR CREDIT
  LOSSES                                 $  4,581    $  4,015    $  3,633
As a percentage of total corporate
  loans                                      3.19%       2.90%       3.02%
=========================================================================

(1)  Reclassified to conform to the 2002 presentation.
(2) Prior period cash-basis loans were restated to change the policy of the Associates Corporate Leasing business for suspending accrual of interest on past due loans to conform with other leasing businesses in the Global Corporate and Investment Bank. The prior policy of placing loans that are 60 days or more past due into cash-basis, was changed to 90 days or more past due.
(3)  2001 includes Banamex cash-basis loans and net-credit losses.
(4) In 1999, excludes amounts related to manufactured housing, as such loan origination operations were discontinued in early 2000. Excluded cash-basis loans and net-credit losses relating to manufactured housing were $55 million and $36 million, respectively.
(5) Investment Activities results are reported in the Proprietary Investment Activities segment.

     Corporate cash-basis loans were $3.533 billion, $1.970 billion, and $1.580 billion at December 31, 2001, 2000 and 1999, respectively. Cash-basis loans increased $1.563 billion in 2001 primarily due to increases in CAPITAL MARKETS AND BANKING, and TRANSACTION SERVICES. CAPITAL MARKETS AND BANKING primarily reflects increases in the telecommunications, energy, utility and retail industries, combined with increases in CitiCapital, Mexico, Latin America, mainly Argentina, and Asia, mainly Australia and New Zealand. CitiCapital increased primarily due to increases in the transportation portfolio. The increase in Mexico primarily reflects the acquisition of Banamex which includes exposures in steel, textile, food products and other industries. TRANSACTION SERVICES increased primarily due to increases in Mexico due to the acquisition of Banamex. Cash-basis loans increased $390 million in 2000 primarily due to increases in CAPITAL MARKETS AND BANKING which reflects increases in the telecommunications, energy, utility and retail industries, the acquisition of Bank Handlowy as well as increases in CitiCapital, partially offset by improvements in Asia.

     Total Other Repossessed Assets were $144 million, $292 million and $256 million at December 31, 2001, 2000 and 1999, respectively, primarily reflecting increases in repossessed transportation equipment and the acquisition of Banamex.

     Total Corporate loans outstanding at December 31, 2001 were $144 billion compared to $138 billion and $120 billion at December 31, 2000 and 1999, respectively.

     Total corporate net credit losses of $1.636 billion in 2001 increased $865 million compared to 2000 reflecting increases in the transportation leasing portfolio, higher net credit losses in the telecommunications, energy, retail and airline industries as well as write-downs in Argentina. Total corporate net credit losses of $771 million in 2000 increased $217 million compared to 1999 primarily reflecting increases in the transportation leasing portfolio, higher net credit losses in the health care industry, 1999 recoveries on real estate loans and the inclusion of losses for Copelco, partially offset by improvements in Asia, mainly China, Indonesia, Australia and Thailand, and in CEEMEA.

     Citigroup's allowance for credit losses of $10.088 billion is available to absorb probable credit losses inherent in the entire portfolio. For analytical purposes only, the portion of Citigroup's allowance for credit losses attributed to the corporate portfolio was $4.581 billion at December 31, 2001 compared to $4.015 billion and $3.633 billion at December 31, 2000 and 1999, respectively. The increase in the allowance at December 31, 2001 primarily reflects the acquisition of Banamex. The increase in the allowance at December 31, 2000 primarily reflects additional provisions related to the transportation portfolio. Losses on corporate lending activities and the level of cash-basis loans can vary widely with respect to timing and amount, particularly within any narrowly-defined business or loan type. Corporate net credit losses and cash-basis loans may increase from the 2001 levels due to weakening global economic conditions, the economic crisis in Argentina, sovereign or regulatory actions and other factors. This statement is a forward-looking statement within the meaning of the Private Securities Litigation Reform Act. See "Forward-Looking Statements" on page 17.

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